Exhibit 4.50
SUBSCRIPTION AGREEMENT
BY AND AMONG
NCL INVESTMENT LTD.,
STAR CRUISES LIMITED
AND
NCL CORPORATION LTD.
August 17, 2007

i

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Schedules:
Schedule 1.1(a):	Persons with Knowledge of the Company
Schedule 1.1(b):	Permitted Encumbrances
Schedule 1.1(c):	Ship Mortgages
Schedule 1.1(d):	Vessels
Schedule 4.1:	Foreign Qualifications of the Company
Schedule 4.3(b):	Restrictions on Voting, Dividend Rights and Disposition of Securities
Schedule 4.3(c):	Outstanding Bonds, Debentures, Notes or other Obligations Having the Right to Vote
Schedule 4.4(a):	Subsidiaries of the Company
Schedule 4.4(b):	Foreign Qualifications of the Company’s Subsidiaries
Schedule 4.6:	Conflicts
Schedule 4.7:	Consents of Governmental Authorities
Schedule 4.9:	Liabilities
Schedule 4.10:	Absence of Changes
Schedule 4.12:	Permits Necessary for Conduct of Business
Schedule 4.13:	Litigation
Schedule 4.14(a):	Material Contracts
Schedule 4.14(b):	Material Contract Breaches
Schedule 4.15(a):	Owned Real Property
Schedule 4.15(b):	Disturbances to Real Property Leases
Schedule 4.16(a):	Encumbrances on Tangible Personal Property
Schedule 4.16(c):	Rights to Assets
Schedule 4.17(b):	Operation of the Vessels
Schedule 4.17(c):	Classification of Vessels
Schedule 4.18(a):	Labor Organizations
Schedule 4.18(b):	Mass Layoffs
Schedule 4.18(c):	Employee Benefit Plans
Schedule 4.18(f):	Company Plans
Schedule 4.18(g):	Company Plan Liabilities
Schedule 4.18(i):	Foreign Company Plans
Schedule 4.18(j):	Payments
Schedule 4.20(a):	Intellectual Property Rights
Schedule 4.20(b):	Infringements of Third Party Intellectual Property Rights
Schedule 4.21:	Taxes
Schedule 4.23:	Related Party Transactions
Schedule 5.3:	Conflicts of SCL
Schedule 5.4:	Consents of SCL
Schedule 6.11:	Independence from SCL
Schedule 7.2:	Conduct of Business
Schedule 7.2(n):	Borrowings
Schedule 8.1(g):	Rollover Debt

-v-

Exhibits
Exhibit A:	Form of Amended and Restated Bye-laws and Memorandum of Increase of Authorised Share Capital
Exhibit B:	Reimbursement Agreement Equity Commitment Letter
Exhibit C:	Equity Commitment Letter
Exhibit D:	Form of Clifford Chance Opinion
Exhibit E:	Form of Cox Hallett Wilkinson Opinion
Exhibit F:	Form of Conyers Dill & Pearman Opinion

-vi-

     This Subscription Agreement, dated as of August 17, 2007 (this “Agreement”), is made by and among NCL Corporation Ltd., a company organized under the laws of Bermuda (the “Company”), Star Cruises Limited, a company continued into Bermuda (“SCL”), NCL Investment Ltd., a company organized under the laws of Bermuda (the “Investor”) (with the Company, SCL and the Investor sometimes referred to individually as a “Party” and collectively as the “Parties”).
RECITALS
     WHEREAS, the Investor desires to make an equity investment in the Company (the “Equity Investment”) in the amount of $1,000,000,000 in exchange for newly-issued Ordinary Shares (as defined below);
     WHEREAS, following the Equity Investment at the Closing (as defined below), each of SCL and the Investor will hold 50% of the issued and outstanding Ordinary Shares;
     WHEREAS, in addition to the transactions contemplated at the Closing, the Parties intend that after the Closing, a transfer of ownership of the Transfer Vessel (as defined below) from NCLA (as defined below) to NCLI (as defined below) shall be effected;
     WHEREAS, in connection with entry into this Agreement on the date hereof, the Investor, SCL and the Company also entered into the Reimbursement and Distribution Agreement (as defined below) pursuant to which, among other things, provision was made for the transfer of certain assets of the Company and certain reimbursement obligations of SCL;
     WHEREAS, certain of the shareholders of SCL have entered into the Voting Agreement (as defined below) pursuant to which, among other things, they have agreed to vote their Ordinary Shares in SCL in favor of the transactions contemplated by the Transaction Documents;
     WHEREAS, the board of directors and sole shareholder of the Company, the board of directors and the shareholders of the Investor and the board of directors of SCL, have each approved the transactions contemplated by the Transaction Documents; and
     WHEREAS, on or prior to the Closing Date (as defined below), a memorandum of increase of authorised share capital and the amended and restated bye-laws of the Company, substantially in the form attached hereto as Exhibit A (together with the Company’s existing memorandum of association, the “Amended and Restated Incorporation Documents”) shall have been validly approved and adopted (and filed with the Registrar of Companies in Bermuda to the extent applicable), and pursuant to which, among other things, the Company will authorize a sufficient number of Ordinary Shares to be issued in connection with the Equity Investment;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as set forth below:

ARTICLE I
DEFINITIONS; INTERPRETATION
     1.1 Definitions. These following terms shall have the following meanings unless otherwise defined herein:
          “401(k) Plan” means the Norwegian Cruise Line Limited 401(k) Plan.
          “AAA” has the meaning set forth in Section 11.6(b).
          “Acquisition Date” means November 30, 2000.
          “Affiliate” means, with respect to any Person (i) who is an individual, a spouse, parent, sibling or lineal descendant of such Person; (ii) that is an entity, an officer, manager, director, shareholder, member, general partner, limited partner or an Affiliate of such Person; and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting Securities, by Contract or otherwise.
          “Agreement” has the meaning set forth in the caption.
          “Aker” has the meaning set forth in Section 7.2(i).
          “Allocable Jade Indebtedness” means EUR383 million.
          “Amended and Restated Incorporation Documents” has the meaning set forth in the recitals.
          “Apollo” has the meaning set forth in Section 6.5.
          “Applicable Law” means, with respect to any Person, all provisions of common or statutory laws, statutes, ordinances, rules, regulations or Orders applicable to such Person. For the avoidance of doubt, the definition of Applicable Law shall include the Listing Rules.
          “Balance Sheet Date” means March 31, 2007.
          “Bareboat Charters” means the four bareboat charters identified in Schedule 1.1(d).
          “Board” means the Board of Directors of the Company.
          “Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, Bermuda or Hong Kong are authorized or required by Applicable Law to close.

          “Bye-laws” has the meaning set forth in Section 4.1.
          “Cash Payment Option” has the meaning set forth in Section 9.7.
          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and the rules and regulations promulgated thereunder.
          “Claim Notice” has the meaning set forth in Section 9.4(a).
          “Closing” and “Closing Date” have the meanings set forth in Section 2.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commission” means the United States Securities and Exchange Commission and any other Governmental Authority at the time administering the Securities Act.
          “Company” has the meaning set forth in the caption.
          “Company Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article IV.
          “Company Intellectual Property” has the meaning set forth in Section 4.20(a).
          “Company Plan” has the meaning set forth in Section 4.18(c).
          “Company SEC Documents” has the meaning set forth in Section 4.5(a).
          “Company Transaction Expenses” means (i) the third person fees and expenses, reasonably incurred by the Investor, SCL, the Company and its Subsidiaries in connection with the drafting, negotiation, execution, and delivery of this Agreement and the other Transaction Documents and other documents relating to the investment process and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to occur on or about the Closing Date, including (a) all of the fees and expenses of the Company’s and SCL’s accountants, lawyers, and other advisors, including Citigroup Global Markets, Inc., Cleary Gottlieb Steen & Hamilton LLP, Cox Hallett Wilkinson, Clifford Chance and Access Capital Limited, (b) all of the fees and expenses (including due diligence fees and expenses) of the Investor’s accountants, lawyers, and other advisors, including Aon Corporation, O’Melveny & Myers LLP, Conyers Dill & Pearman and Burke & Parsons, (c) the amount of all filing fees required to be paid pursuant to the HSR Act, any other Competition Laws and any other regulatory filings required, and (d) the M&A advisory fee payable to Citigroup Global Markets, Inc. or an Affiliate thereof, and (ii) the Closing Date transaction fees payable to (a) an Affiliate of the Investor and (b) SCL or an Affiliate thereof; provided, that the Closing Date transaction fee payable to each such Person in clause (ii) shall not exceed an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its M&A advisory fee.
          “Competition Authority” is any governmental or supra-governmental entity that has the authority, pursuant to local, national or supra-national Competition Law(s), to withhold clearance or approval for a transaction of this type; the Federal Trade Commission (United States) and the European Commission are examples of a Competition Authority.

          “Competition Laws” has the meaning set forth in Section 4.7.
          “Confidentiality Agreement” means the confidentiality agreement, dated as of October 26, 2006, between an Affiliate of the Investor and the Company.
          “Contracts” means any written or unwritten agreements, documents, contracts, contract rights, leases, subleases, indentures, license agreements, franchise rights and agreements, policies, purchase and sales orders, executory commitments, instruments, guaranties, indemnifications, arrangements, obligations, commitments or similar understandings.
          “DNV” has the meaning set forth in Section 4.17(c).
          “Encumbrance” means any lien, encumbrance, hypothecation, charge, mortgage, equity, trust, equitable interest, claim, preference, right of possession, right of seizure, lease, tenancy, license, covenant, interference, proxy, right of first refusal, option or right of first option, preemptive right, community property interest, legend, defect, impediment, exception, limitation, impairment, imperfection of title or restriction of any nature (including any restrictions on the voting of any Security, any restriction on the Transfer of any Security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “Environmental and Safety Requirements” means all civil and criminal Applicable Laws, Orders and obligations arising from Contracts concerning public health and safety, worker health and safety, and pollution, protection and restoration of the environment, including the International Convention for the Prevention of Pollution from Ships, or MARPOL Convention, the International Council of Cruise Lines (ICCL) standards and all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substances.
          “Equity Commitment Letter” means the executed commitment letter, dated as of the date hereof, by and among Apollo, the Investor, SCL and the Company, attached hereto as Exhibit C.
          “Equity Financing” has the meaning set forth in Section 6.5.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” has the meaning set forth in Section 4.5(a).
          “Existing SCL Controlling Shareholders” has the meaning set forth in the Shareholders’ Agreement.

          “Expiration Date” has the meaning set forth in Section 10.1(b).
          “Foreign Company Plan” has the meaning set forth in Section 4.18(i).
          “Fundamental Company Representations” has the meaning set forth in Section 9.1.
          “Fundamental Investor Representations” has the meaning set forth in Section 9.1.
          “Fundamental SCL Representations” has the meaning set forth in Section 9.1.
          “GAAP” means United States generally accepted accounting principles, as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.
          “Governmental Authority” means any national, European Union, Federal, provincial, state, county, city, local, foreign or international governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body), and specifically including the HKEX.
          “Hazardous Substances” means all materials, wastes (including sanitary and infectious waste), physical agents, substances or mixtures defined by, or regulated under, any Applicable Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance including without limitation, pesticides, petroleum products or byproducts, asbestos, lead paint, polychlorinated biphenyls, noise, bacterial and viral matter, toxic mold, odor or radiation.
          “HKEX” means the Stock Exchange of Hong Kong Limited.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; filings in accord with the HSR Act are “Transaction Control Filings”.
          “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations for borrowed money, including all obligations evidenced by notes or similar instruments, (ii) all obligations issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course and payable in accordance with customary practice), (iii) all capital lease obligations under GAAP, (iv) all obligations secured by an Encumbrance, (v) all obligations to pay a specified purchase price for goods and services, whether or not delivered or accepted, (vi) all obligations in respect of swap or hedge agreements or similar agreements, (vii) all negative cash balances and refunds payable, (viii) the principal component of all obligations, contingent or otherwise, in respect of letters of credit and bankers’ acceptances, (ix) all guarantees of Indebtedness described in clauses (i) to (viii) above, and (x) all change in control payments payable in connection with the consummation of the transactions contemplated by the Transaction Documents.
          “Indemnified Amount” has the meaning set forth in Section 9.7.

          “Indemnified Parties” has the meaning set forth in Section 9.3.
          “Indemnifying Party” means the Party providing an indemnity to an Indemnified Party under the provisions of Article IX.
          “Indemnity Claim” has the meaning set forth in Section 9.6.
          “Indemnity Claim Notice” has the meaning set forth in Section 9.6.
          “Indemnity Period” has the meaning set forth in Section 9.1.
          “Indemnity Shares Option” has the meaning set forth in Section 9.7.
          “Indenture” has the meaning set forth in Section 8.1(f).
          “Intellectual Property Rights” means any and all (a) (i) patents and any reissuances, divisions, continuations, continuations-in-part, extensions, reexaminations, or certifications relating to the foregoing, (ii) trademarks, trade names, trademark devices, designs, logos, service marks or Internet domain names, together with the goodwill relating to any of the foregoing, (iii) copyrights, (iv) computer software (excluding commercial, off-the-shelf software), and (v) trade secrets, including inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, confidential or proprietary information, know-how, technology and technical information, in each case to the extent constituting trade secret as defined in the Uniform Trade Secrets Act or under corresponding foreign statutory and common law as applicable, as well as and (b) any applications or registrations for any of the foregoing.
          “Investor” has the meaning set forth in the caption.
          “Investor Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article VI.
          “Investor Indemnified Parties” has the meaning set forth in Section 9.2.
          “Jade Assets” means: (a) the Transfer Vessel; (b) all Permits issued by any Governmental Authority to NCLA or any of its Subsidiaries and related to the Transfer Vessel, in each case to the extent transferable or assignable; (c) all monies received with respect to payments for cruises on the Transfer Vessel which will take place after the Jade Transfer Closing Date; (d) all supplies and inventory on the Transfer Vessels for cruises on the Transfer Vessel which will take place after the Jade Transfer Closing Date; (e) all accounts and notes receivable of NCLA or any of its Subsidiaries related to cruises on the Transfer Vessel which will take place after the Jade Transfer Closing Date; (f) all insurance and indemnity claims relating to the Transfer Vessel or Jade Liabilities made by or on behalf of SCL, the Company or NCLA (or any of their respective Subsidiaries) and received after the Jade Transfer Closing Date; and (g) all other assets, properties, rights and claims used, held for use or intended to be used in connection with the operation or conduct of the Transfer Vessel after the Jade Transfer Closing Date.

          “Jade Liabilities” means the Allocable Jade Indebtedness and any other Liability relating to the Jade Assets.
          “Jade Stop Date” means February 9, 2008.
          “Jade Transfer” means the transactions contemplated in Sections 3.1 and 3.2.
          “Jade Transfer Closing Date” means the date on which the Jade Transfer is effectuated.
          “Jade Transfer Date” means February 9, 2008, or such other date mutually agreed in writing by the Parties.
          “Knowledge of the Company” means actual knowledge after reasonable inquiry of those Persons set forth on Schedule 1.1(a).
          “Liability” means any and all direct or indirect Indebtedness, Losses, claims or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including (but not limited to) those arising under any Applicable Law and those arising under any Contract or otherwise.
          “Listing Rules” means The Rules Governing the Listing of Securities on the HKEX.
          “Losses” means any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, damages (including damages resulting in diminution in value, lost income and profits and interruptions in the business of the Company or any of its Subsidiaries), liabilities, costs, expenses, to the extent actually incurred, including (i) attorneys’ fees and expenses relating to such Loss and/or necessary to enforce rights to indemnification in connection with this Agreement and (ii) consultants’ and experts’ fees and other costs of defense or investigation, and interest on any amount payable to a third party as a result of the foregoing (whether accrued, absolute, contingent, known, or otherwise, but excluding punitive, exemplary, special and consequential damages (other than as expressly included in this definition)).
          “Material Adverse Effect” means (A) with respect to the Company and its Subsidiaries taken as a whole, any occurrence, condition, change, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole); provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) any occurrence, condition, change, event or effect resulting from or relating to changes in economic or financial conditions generally (except to the extent that such change has had, or is reasonably likely to have, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the cruise industry); (ii) any occurrence, condition, change, event or effect that affects the cruise industry generally (except to the extent that such change has had, or is reasonably likely to have, a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the cruise industry); (iii) any occurrence, condition, change, event or effect resulting from or relating to the public announcement of the transactions contemplated by this Agreement and the other Transaction Documents; (iv) any change in Applicable Law (except to the extent that such change has had, or is reasonably likely to have, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the cruise industry) or GAAP; (v) any taking of action specifically required by this Agreement; (vi) any outbreak or escalation of hostilities or war or any act of terrorism (except to the extent that such event has had, or is reasonably likely to have, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the cruise industry); (vii) any weather-related or other force majeure event (except to the extent that such event has had, or is reasonably likely to have, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons in the cruise industry); or (viii) a failure by the Company and its Subsidiaries (taken as a whole) to meet projections or financial forecasts (it being understood that any fact or occurrence giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect), and (B) a material adverse effect on the ability of the Company or SCL to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
          “Material Contracts” has the meaning set forth in Section 4.14(a)(xviii).
          “Memorandum of Association” means the memorandum of association of the Company, as filed with the Registrar of Companies in Bermuda as at or prior to the Closing Date.
          “NCLA” means NCL America Holdings Inc., a Delaware corporation and a Subsidiary of the Company.
          “NCLI” means NCL International Ltd., a company organized under the laws of Bermuda and a Subsidiary of the Company.
          “Non-Material Transaction Control Approvals” means clearance or approval from a Competition or Governmental Authority where that authority lacks the ability to credibly enforce a fine or judgment against the Parties for pre-clearance closing.
          “Notice Date” has the meaning set forth in Section 9.6.
          “Oil Pollution Act of 1990” means the Oil Pollution Act of 1990, as amended, and the rules and regulations promulgated thereunder.
          “Order” means any writ, judgment, decision, decree, injunction or similar order of any Governmental Authority, in each case whether preliminary or final.
          “Ordinary Shares” means the ordinary shares in the capital of the Company, par value $1.00 per share.
          “Owned Real Property” has the meaning set forth in Section 4.15.
          “Party” and “Parties” have the meanings set forth in the caption.

          “Payment” has the meaning set forth in the Reimbursement Agreement.
          “Per Share Subscription Price” means the price per share obtained upon dividing the Subscription Price by the number of Subscribed Ordinary Shares.
          “Permits” means all licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, certificates of occupancy and other permits, consents and approvals required by any Governmental Authority (including any pending applications for such licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, certificates of occupancy and other permits, consents and approvals).
          “Permitted Encumbrances” means: (i) Encumbrances that do not, individually or in the aggregate, have a material and adverse effect on the value, condition or use of the underlying asset (provided that this clause (i) shall not apply to any such Encumbrances on any shares of capital stock or other equity securities); (ii) Encumbrances in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security; (iii) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable, and Encumbrances for current Taxes and other charges and assessments of any Governmental Authority that may thereafter be paid and are being contested in good faith and for which appropriate reserves have been established on the books of the Company; (iv) statutory Encumbrances and Encumbrances of carriers and warehousemen, mechanics, suppliers and repairmen and other similar Encumbrances arising in the ordinary course of business, provided the underlying obligation is not yet due and payable; (v) those Encumbrances disclosed in the Company SEC Documents (including with respect to existing Indebtedness) to the extent reasonably apparent in the Company SEC Documents that such disclosed item constitutes an Encumbrance; and (vi) those set forth on Schedule 1.1(b); provided, that with respect to a Vessel, Permitted Encumbrances means (a) the Encumbrances of the ship mortgages identified in Schedule 1.1(c) (the “Ship Mortgages”), (b) Encumbrances fully covered (in excess of approved deductibles) by valid policies of insurance meeting the requirements of the applicable provisions of the Ship Mortgages or the Bareboat Charters, as the case may be, (c) Encumbrances for master’s and crew’s wages on the current voyage, if not yet due and payable, (d) Encumbrances for trade debt incurred in the ordinary course of business over a period not exceeding sixty (60) days and not by its terms overdue, (e) Encumbrances for general average and salvage, including contract salvage, (f) statutory Encumbrances and Encumbrances of carriers and warehousemen, mechanics, suppliers and repairmen and other similar Encumbrances arising in the ordinary course of business, provided the underlying obligation is not yet due and payable, and (g) those Encumbrances disclosed in the Company SEC Documents with respect to a Vessel, to the extent reasonably apparent in the Company SEC Documents that such disclosed item constitutes an Encumbrance.
          “Person” means any legal person, including any individual, corporation, investment fund, partnership, limited partnership, limited liability company, joint venture, joint stock company, association, trust, unincorporated entity or Governmental Authority or other entity.

          “Proceeding” means any civil, criminal or administrative action, suit, lawsuit, customer claim, warranty claim, insurance claim, counterclaim, hearing, investigation or other proceeding at law, or in equity, or by or before any Governmental Authority.
          “Real Property Lease” has the meaning set forth in Section 4.14(a)(iii).
          “Reference Date” means December 31, 2005.
          “Registered Company Intellectual Property” has the meaning set forth in Section 4.20(a).
          “Reimbursement Agreement” means the reimbursement and distribution agreement entered into by the Company, SCL and the Investor concurrently with this Agreement.
          “Reimbursement Agreement Equity Commitment Letter” means the equity commitment letter, dated as of the date hereof, by and among Apollo, the Investor and SCL, attached hereto as Exhibit B.
          “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
          “Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, Affiliates, consultants, accountants, attorneys, investment bankers, agents and advisors, as applicable.
          “Required Financial Information” has the meaning set forth in Section 7.9.
          “Restricted Period” has the meaning set forth in Section 7.12(a).
          “Rollover Debt” has the meaning set forth in Section 8.1(g).
          “Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).
          “SCL” has the meaning set forth in the caption.
          “SCL Change of Control” has the meaning set forth in the Shareholders’ Agreement.
          “SCL Debt Consent” has the meaning set forth in Section 7.10.
          “SCL Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.
          “SCL Shareholder Approval” has the meaning set forth in Section 5.2.
          “SCL Shareholders Meeting” has the meaning set forth in Section 7.1(c).

          “SCL Statement” has the meaning set forth in Section 5.7.
          “SEC” has the meaning set forth in Section 4.5(a).
          “Securities” means, with respect to any Person, all equity securities or equity interests of such Person, all securities convertible into or exchangeable for equity securities or equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any stock appreciation or similar rights, Contractual or otherwise.
          “Securities Act” means the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission thereunder, as in effect from time to time.
          “Ship Mortgages” has the meaning set forth within the definition of “Permitted Encumbrances” in this Section 1.1.
          “Shareholders’ Agreement” means the shareholders’ agreement entered into by the Company, SCL and the Investor concurrently with this Agreement.
          “Subscription Price” has the meaning set forth in Section 2.1(a).
          “Subscribed Ordinary Shares” has the meaning set forth in Section 2.1(a).
          “Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of equity securities or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of managers, directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by: (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person. For purposes of this definition, the term “controlled” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, WorldCard International Limited shall be deemed not to be a “Subsidiary” of SCL for purposes of this Agreement.
          “SWDA” means the Solid Waste Disposal Act, as amended, and the rules and regulations promulgated thereunder.
          “Target Consents” has the meaning set forth in Section 7.9.
          “Tax Benefit” means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid as a result of a Loss or an indemnity payment under this Agreement, in each case calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Loss for which indemnification was made.
          “Tax Returns” has the meaning set forth in Section 4.21(a).

          “Taxes” means (i) any and all federal, state, local, foreign or other taxes of any kind imposed by any Tax authority, including taxes (including excise taxes), fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or foreign Law).
          “Third Party Claim” has the meaning set forth in Section 9.4(a).
          “Transaction Control Filing” is a required notification, report, or submission under the Competition Laws of a Governmental Authority that is intended to give notice of an acquisition, merger, amalgamation or joint venture, including the transaction intended pursuant to the Transaction Documents.
          “Transaction Documents” means this Agreement, the Shareholders’ Agreement and the Reimbursement Agreement, the Amended and Restated Incorporation Documents, the Voting Agreement and all other documents, agreements and instruments executed and delivered in connection herewith and therewith, in each case, as amended, modified or supplemented from time to time.
          “Transfer” means, as to any Security or asset, to sell, transfer, assign, gift, pledge, grant a security interest in, distribute, encumber or otherwise dispose of (including the foreclosure or other acquisition by any lender with respect to such Security or asset pledged to such lender by the holder of such Security or asset), whether directly or indirectly, such Security or asset, either voluntarily or involuntarily and with or without consideration.
          “Transfer Vessel” means the 2006 built United States documented passenger vessel PRIDE OF HAWAII, Official Number 1160677, IMO Number 9304057, and all appurtenances thereto whether on board or ashore.
          “Vessels” means the passenger cruise vessels listed on Schedule 1.1(d) and shall include those Vessels indicated in such Schedule as being laid up or under construction or under contract for construction.
          “Voting Agreement” means the voting agreement dated the date hereof by and between the Investor and certain of the Existing SCL Controlling Shareholders.
     1.2 Rules of Construction. In this Agreement, headings are for convenience only and do not affect the interpretation of this Agreement and, unless the context otherwise requires:
          (a) words importing the singular include the plural and vice versa;

          (b) words importing a gender include any gender;
          (c) a reference to a clause, Party, annexure, exhibit or schedule is a reference to a clause of, a Party, annexure, exhibit and schedule to, this Agreement, and a reference to this Agreement includes any annexure, exhibit and schedule hereto;
          (d) a reference to a statute, regulation, proclamation, ordinance or bye-law includes all statues, regulations, proclamations, ordinances or bye-laws amending, consolidating or replacing it, whether passed by the same or another governmental agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and bye-laws issued under the statute;
          (e) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;
          (f) a reference to a Party includes that Party’s successors, permitted transferees and permitted assigns;
          (g) the word “or” is not exclusive;
          (h) the words “including”, “includes”, “included” and “include”, when used, are deemed to be followed by the words “without limitation”; and
          (i) a reference to “$” or a “dollar” shall be deemed to be a reference to the lawful currency of the United States.
ARTICLE II
THE CLOSING; SUBSCRIPTION FOR SHARES
     2.1 Subscription for Ordinary Shares.
          (a) Equity Investment. Subject to the terms and conditions hereof, at the Closing, the Investor shall pay to the Company $1,000,000,000 (the “Subscription Price”) as payment for newly-issued Ordinary Shares (the “Subscribed Ordinary Shares”). The Subscribed Ordinary Shares shall represent 50% of the issued and outstanding Ordinary Shares of the Company as of the Closing.
          (b) Delivery of Share Certificates. Subject to Section 2.1(a), at the Closing, the Company shall deliver to the Investor a share certificate representing the Subscribed Ordinary Shares.
     2.2 Closing. The Closing of the transactions (the “Closing”) contemplated by this Agreement shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036 at 9:30 a.m. New York City time on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than the conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as the Parties shall agree in writing.

The time and date of the Closing is referred to herein as the “Closing Date”. At least two (2) Business Days before the Closing Date, the Company shall provide an itemized schedule to the Investor with a good faith estimate of the Company Transaction Expenses.
     2.3 Closing Date Payments.
          (a) At the Closing, the Investor shall pay, by wire transfer of immediately available funds, the Subscription Price to the Company.
          (b) At the Closing, the Company shall pay, by wire transfer of immediately available funds, to each Person who is the payee of any outstanding Company Transaction Expense as of the Closing Date, the amount owed to such Person.
ARTICLE III
JADE TRANSFER
     3.1 Transfer of Jade Assets. On the Jade Transfer Date the Company shall take such steps as are necessary to effectuate the sale, assignment, transfer and delivery by NCLA to NCLI (or one or more of its Subsidiaries) of all of NCLA’s right, title and interest in and to the Jade Assets in exchange for NCLI’s assumption of the Jade Liabilities, as described in Section 3.2 below, and cash or notes in an amount that, together with the amount of the Jade Liabilities, shall equal the fair market value of the Jade Assets.
     3.2 Assumption of Jade Liabilities. On the Jade Transfer Date the Company shall take such steps as are necessary to cause NCLI (or one or more of its Subsidiaries) to assume the Jade Liabilities concurrent with the sale, assignment, transfer and delivery of the Jade Assets by NCLA as set forth in Section 3.1.
     3.3 Documentation. The Parties shall or shall cause the applicable Subsidiaries of the Company to enter into such other definitive documentation with respect to the Jade Transfer as may be reasonably requested by the Investor, with such additional definitive documentation being in form and substance reasonably satisfactory to the Investor.
     3.4 Further Assurances. From time to time following the Jade Transfer Date, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts, as may be reasonably required to carry out the transactions contemplated in this Article III.
     3.5 Structure of Jade Transfer. The Parties acknowledge and agree that notwithstanding the terms of Section 3.1, in the event that the transfer of the Transfer Vessel can be effected in a manner that the Parties agree is more advantageous to the Company from a Tax perspective than the manner set forth in Section 3.1, the Parties shall use commercially reasonable efforts to effect the transfer of the Transfer Vessel in such alternative manner but in no event in a manner which is adverse to any of the Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          As a material inducement to the Investor to enter into this Agreement, except as disclosed in the disclosure schedules delivered to the Investor by the Company concurrently herewith (the “Company Disclosure Schedule”) and except as disclosed in the Company SEC Documents in each case as filed or amended as of the date hereof (and then only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence that constitutes a qualification of a representation or a warranty set forth in this Article IV and excluding any disclosures set forth in any risk factor section thereof, or any section relating to forward looking statements, and any other disclosures included therein, in each case to the extent that they are cautionary, predictive or forward looking in nature, and excluding any generic disclosures), the Company hereby makes the representations and warranties to the Investor set forth in this Article IV, in each case as of the date hereof and as of the Closing Date.
     4.1 Organization. The Company is a company duly incorporated, validly existing and in good standing under the laws of Bermuda. The Company is duly qualified to do business and, where the concept is recognized under Applicable Law, is in good standing in each other jurisdiction in which it conducts business, has assets or employees or maintains an office, where the nature of the business conducted, the character of the assets, the existence of employees, or the maintenance of an office makes such qualification necessary, except where the failure to be so qualified would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 4.1 contains a true and complete list of each jurisdiction where the Company is organized and qualified to do business. The Company has all requisite corporate power and authority to own, lease and operate the assets used in its business and to carry on its business as presently conducted, except where the failure to have such power or authority would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. A true and complete copy of the Memorandum of Association (including any amendments thereto) and the Company’s bye-laws (including any amendments thereto) (the “Bye-laws”), in each case in effect as of the date hereof, has been made available to the Investor or its Representatives prior to the date of this Agreement. The Memorandum of Association and the Bye-Laws constitute all of the organizational and governance documents applicable to the Company (as of immediately prior to the Closing). Since the Reference Date, the Company has not been in default under, or in violation of, its Memorandum of Association or the Bye-Laws.
     4.2 Authorization of the Transaction Documents; Capacity. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to SCL Shareholder Approval. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, including the authorization, issuance and delivery of the Subscribed Ordinary Shares contemplated hereunder has been, as of the date hereof, duly authorized by all requisite corporate and shareholder action of the Company and its shareholders, respectively, subject to SCL Shareholder Approval. This Agreement constitutes, and each of the other Transaction Documents to which the Company is a party or bound by, upon execution or filing thereof (assuming that this Agreement and each other Transaction Document to be executed by the Company pursuant to this Agreement will constitute a legal, valid obligation of each of the other Persons party hereto or thereto that are not affiliated with the Company), will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general equitable principles and bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights and subject to the effect of judicial applications of foreign laws or foreign governmental actions affecting creditors’ rights.
     4.3 Capitalization.
          (a) The authorized share capital of the Company, as of the date hereof and immediately prior to the increase in the authorized share capital of the Company approved by SCL as sole member of the Company, consists of 12,000 Ordinary Shares. As of the date hereof, 12,000 Ordinary Shares are issued and outstanding and legally and beneficially owned by SCL.
          (b) Except as set forth on Schedule 4.3(b), the Securities of the Company and any of its Subsidiaries are not subject to any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Securities. All Securities of the Company and its Subsidiaries (other than Subsidiaries that are dormant or inactive, which does not include any Subsidiary of the Company listed on Schedule 4.3(b)) have been duly authorized, validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.3(b), such Securities are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, organizational document or Contract to which the Company or any of its Subsidiaries are a party to or otherwise bound. There are no options, warrants, rights, convertible or exchangeable Securities, appreciation rights, “phantom” Securities rights, Contracts or undertakings of any kind to which the Company or its Subsidiaries are a party to or by which the Company or such Subsidiaries are bound that: (i) obligate such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any Securities of the Company or any of its Subsidiaries; (ii) obligate the Company or any of its Subsidiaries to issue, grant, extend or enter into, as applicable, any such option, warrant call, Security of the Company or any of its Subsidiaries, commitment or Contract; or (iii) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of such Securities of the Company or any of its Subsidiaries. There are no outstanding obligations arising under any Contract of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Securities of the Company or its Subsidiaries and neither the Company nor such Subsidiaries have reacquired any of their respective Securities.
          (c) Except as set forth on Schedule 4.3(c), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for Securities having the right to vote) with the shareholders of the Company on any matter.

     4.4 Subsidiaries. Except as set forth on Schedule 4.4(a), the Company does not own any Subsidiaries (other than Subsidiaries which are dormant or inactive) and the Company does not otherwise own or control, directly or indirectly, any equity or voting interest in, or other Securities of, any Person, nor has the Company made any commitment or subscribed for the purchase of any such equity or voting interest or other Securities. Each of the Company’s material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each other jurisdiction in which it conducts business, has assets or employees or maintains an office, where the nature of the business conducted, the character of the assets, the existence of employees, or the maintenance of an office makes such qualification necessary, except where the failure to be so qualified would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 4.4(b) contains a true and complete list of each jurisdiction where any of the Company’s material Subsidiaries is organized and qualified to do business and the Company and its material Subsidiaries are not required to register or qualify to do business in any other jurisdiction, other than those set forth on Schedule 4.1 and Schedule 4.4(b) and those where the failure to be so qualified would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the Company’s Subsidiaries has all requisite corporate power and authority (or comparable power and authority) to own, lease and operate the assets used in its business and to carry on its business as presently conducted, except where the failure to have such power or authority would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The certificate or memorandum of association and bye-laws (or comparable organizational documents or governance documents, including any amendments thereto) of each of the Company’s Subsidiaries has been provided to the Investor or its Representatives prior to the date of this Agreement. The respective certificate or memorandum of association and bye-laws (and similar documents) provided with respect to each of the Company’s Subsidiaries constitute all the organizational and governance documents applicable to each of those respective Subsidiaries. Since the Reference Date, none of the Company’s Subsidiaries (other than Subsidiaries that are dormant or inactive, which does not include any Subsidiary of the Company listed on Schedule 4.3(b)) have been in default under, or in violation of, its respective certificate or memorandum of association and bye-laws (or comparable organizational or governance documents) in any material respect. Each of the Company’s Subsidiaries which is the registered owner of a Vessel is duly qualified to own and operate such Vessel in the trades and for the purposes for which such Vessel is currently engaged, and (without limiting the generality of the foregoing) complies with all applicable citizenship requirements of the Vessel’s country of registry.
     4.5 SEC Documents.
          (a) Since the Reference Date, the Company has timely filed with the Securities and Exchange Commission (the “SEC”) each report, statement, schedule, prospectus and registration statement required to be filed by it with the SEC (the “Company SEC Documents”). The Company has made available to the Investor (including, for purposes of compliance with this representation, pursuant to the SEC’s “EDGAR” system) a true and complete copy of each such Company SEC Document. The Company SEC Documents (i) complied as to form as of their respective filing dates (or, with respect to amendments to Company SEC Documents filed prior to the date hereof, as of the date of the last such amendment), in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, or any successor statute (the “Sarbanes-Oxley Act”), as the case may be, and in each case the rules and regulations thereunder and as may be applicable to a foreign private issuer (as defined under the Securities Act and Exchange Act) with only debt securities having been subject to SEC registration, and (ii) did not at the time they were filed (if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.
          (b) The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and statements contained in such certificates were complete and correct in all material respects at the time made, and the Company is otherwise in compliance in all material respects with all provisions of the Sarbanes-Oxley Act applicable to foreign private issuers with only debt securities having been subject to SEC registration.
          (c) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 of the Exchange Act), which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report its consolidated financial information; and (ii) any fraud known to management, whether or not material, that involved management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company and its consolidated Subsidiaries have established and maintain disclosure controls and procedures as defined in Rule13a-15(e) under the Exchange Act; such disclosure controls and procedures are reasonably designed to ensure, as disclosed in the context of the Company’s Annual Report on Form 20-F for the year ended December 31, 2006, that material information relating to the Company and its consolidated Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s and its consolidated Subsidiaries’ filings with the SEC and other public disclosure documents and as of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting.
     4.6 No Conflicts. Except as set forth on Schedule 4.6, the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and its compliance with the provisions hereof and thereof will not: (A) violate or conflict with or result in any breach of any provision of the certificate or memorandum of association or bye-laws (or comparable organizational or governance documents) of the Company or any of its Subsidiaries; (B) assuming any consents, approvals and authorizations contemplated by Section 4.7 and Section 5.4 below have been obtained and are effective, any applicable waiting periods have expired and all filings described in Section 4.7 and Section 5.4 have been made, violate any provision of any Applicable Law applicable to the Company, its Subsidiaries or their respective properties or assets in any material respect; (C) conflict with or result in any breach of any of the terms or conditions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under any Material Contract to which the Company or any of its Subsidiaries is, or any of their respective properties are, bound or any Permit or Order to which the Company or any of its Subsidiaries is, or any of their respective properties are, bound; or (D) result in the creation of any Encumbrance upon the assets or the properties (including shares of capital stock) of the Company or any of its Subsidiaries, except in the case of clauses (A) (as to Subsidiaries only), (C) and (D), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the representations and warranties set forth in clause (B) and clause (C) (as it pertains to Permits and Orders only) of this Section 4.6 as they apply to the transactions contemplated by the Reimbursement Agreement shall be made only as of the date hereof.
     4.7 No Consent or Approval Required. Except (i) as set forth on Schedule 4.7, (ii) filings required with respect to the HSR Act and other Transaction Control Filings otherwise regulating antitrust, competition, merger control or foreign investment matters in one or more foreign jurisdictions (“Competition Laws”) set forth on Schedule 4.7, (iii) consents, approvals, authorizations, declarations or filings which have been obtained or made prior to the date hereof, (iv) SCL Shareholder Approval and (v) filings and notifications pursuant to the applicable requirements of the Bermuda Monetary Authority, no consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required for the valid authorization, execution and delivery by the Company of this Agreement or any other Transaction Document to which it is or is specified to be a party, or for consummation by the Company of the transactions contemplated hereby or thereby, as the case may be; provided that the representations and warranties set forth in this Section 4.7 as they apply to the transactions contemplated by the Reimbursement Agreement shall be made only as of the date hereof.
     4.8 Financial Information. Each of the audited and unaudited consolidated financial statements contained in the Company SEC Documents (including in each case all notes and schedules thereto) as supplemented or amended prior to the date of this Agreement, (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments.
     4.9 Undisclosed Liabilities. Except as set forth on Schedule 4.9, neither the Company nor any of its Subsidiaries have any Liabilities except:
          (a) those set forth, reflected or reserved against in the unaudited consolidated balance sheet of the Company dated March 31, 2007 which have not been paid or discharged since the date thereof (including as set forth in the notes thereto);
          (b) Liabilities incurred since the Balance Sheet Date as a result of the conduct of business in the ordinary and usual course consistent (as to character, manner and amount) with past practice, which are completely and accurately reflected on the Company’s books and records; and

          (c) any Liabilities incurred since the Balance Sheet Date that, individually or in the aggregate, are not material.
     4.10 Absence of Changes. Except as set forth in Schedule 4.10, since the Balance Sheet Date and prior to the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been:
          (a) a Material Adverse Effect; or
          (b) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Closing Date, would constitute a breach of Section 7.2; provided, that, for the purposes of this Section 4.10, references to “the date hereof” in Section 7.2 shall be deemed to refer to the Balance Sheet Date.
     4.11 Compliance. The Company and each of its Subsidiaries has, since the Reference Date, complied in all material respects with, and is not currently in violation or default in any material respect of, any Applicable Law, including the Environmental and Safety Requirements relating to the business of the Company or any of its Subsidiaries as presently conducted. Since the Reference Date, neither the Company nor any of its Subsidiaries has been charged with, been given or have received notice of, or is aware of, any material violation of or material non-compliance with any Applicable Law. The Company and each of its Subsidiaries are currently in compliance in all material respects with any material Orders in effect against the Company or any of its Subsidiaries or any of their respective properties or assets.
     4.12 Licenses and Permits. A true and complete list of all Permits necessary for the conduct of the business of the Company and its Subsidiaries, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is set forth on Schedule 4.12. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries have been at all times since the Reference Date, and are currently, in compliance with in all respects, and have timely applied for renewal of in all respects, each Permit of the Company and its Subsidiaries; (b) all such Permits are in full force and effect in all respects; (c) no Proceeding is pending, or to the Knowledge of the Company, threatened, (i) to revoke or limit any Permit or (ii) alleging any failure to have all Permits required to operate the business of the Company or any of its Subsidiaries; and (d) each Vessel possesses all Permits necessary to conduct its operations and business as currently conducted.
     4.13 Litigation. Except as set forth on Schedule 4.13:
          (a) there is no Proceeding now pending or in arbitration or, to the Knowledge of the Company, threatened against or by the Company or any of its Subsidiaries, or affecting the Company or any of its Subsidiaries or any business, property, asset or rights of the Company or any of its Subsidiaries or any of their respective directors or members of the applicable governing body of the Company or any of its Subsidiaries (only as it relates to the actions of such Persons in their capacity as a director or member and not in any individual capacity) as may involve the affairs of the Company or any of its Subsidiaries, (i) that involve any of the transactions set forth in this Agreement or the other Transaction Documents, (ii) that involve a claim for injunctive or other equitable or non-monetary relief, or (iii) alleging Losses in excess of $1 million;

          (b) there is no material Order now pending against the Company or any of its Subsidiaries or any of their respective properties or assets;
          (c) there is no material Order now pending against or involving an officer or director of the Company or any of its Subsidiaries, as may involve the affairs of the Company or any Subsidiary of the Company; and
          (d) no material investigation or material review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.
     4.14 Contracts.
          (a) Except as set forth on Schedule 4.14(a), neither the Company nor any of its Subsidiaries is a party to or bound by any:
     (i) Contract that requires future payments by or to the Company or any of its Subsidiaries of more than $1 million in any year or more than $5 million over the term of the Contract;
     (ii) loan agreement, letter of credit, mortgage, note, guarantee of Indebtedness in excess of $1 million or other instrument evidencing Indebtedness of the Company or its Subsidiaries in excess of $1 million;
     (iii) real property lease of the Company or any of its Subsidiaries involving annual payments in excess of $1 million (a “Real Property Lease”);
     (iv) Contract that limits or purports to limit the ability of the Company or any of its Affiliates to compete in any way in any line of business, with any particular Person or in any jurisdiction;
     (v) Contract entered into which purports to limit the ability of the Company or any of its Affiliates to hire or solicit Persons for employment;
     (vi) Contract that grants any form of Encumbrance (other than Permitted Encumbrances) over a material asset of the Company or any of its Subsidiaries (other than those granted in the ordinary course of business consistent with past practice);
     (vii) Contract that restricts the Company or any of its Subsidiaries’ right to terminate the employment of any employee without cause or without a specified notice period, or that obligates the Company or any of its Subsidiaries to pay severance to any employee of the Company or any of the Company Subsidiaries upon termination of such employee’s employment with the Company or any of the Company Subsidiaries;

     (viii) employment agreement, severance agreement or agreement that requires payments upon a “change in control” or similar payments or Contract covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible by the Company or such Subsidiary by reason of, or constitute an “excess parachute payment” under Section 280G of the Code;
     (ix) collective bargaining agreement or other Contract with a labor union, labor organization, workers council or other similar body;
     (x) Contract in excess of $1 million under which the Company has guaranteed the Liabilities of, or indemnified, any Person;
     (xi) Contract that relates in whole or in part to any material Company Intellectual Property;
     (xii) Contract between the Company or any of its Subsidiaries on one hand, and SCL or any of its Subsidiaries (other than the Company or its Subsidiaries), or any Existing SCL Controlling Shareholder or any Affiliates of any Existing SCL Controlling Shareholder (other than the Company and its Subsidiaries) on the other;
     (xiii) Contract which SCL (or one of its Subsidiaries) and the Company (or one of its Subsidiaries) have jointly entered into with a third party;
     (xiv) Contract in excess of $1 million that is an inter-company agreement related to services provided by or to the Company or any of its Subsidiaries;
     (xv) Contract that is a ship management agreement, charter (whether bareboat, time or voyage) or commitment to charter or any other agreement in excess of $1 million that is related to the Vessels including any service or maintenance agreements;
     (xvi) Contract that is a partnership, joint venture, co-development or cooperation agreement in excess of $1 million;
     (xvii) Contract that is an acquisition or divestiture agreement except any Contract for the sale of inventory to customers in the ordinary course of business which is consistent with past practice; and
     (xviii) other Contract required to be included as an exhibit to Form 20-F pursuant to Item 19 thereof (the Contracts described in clauses (i)-(xviii), together with all amendments, exhibits and schedules to such Contracts, being the “Material Contracts”).
          (b) A true and complete copy of each Material Contract has previously been delivered or made available to the Investor and/or its Representatives prior to the date hereof. Each Material Contract is a legal, valid and binding agreement of the Company or its applicable Subsidiary, as the case may be (assuming that such Material Contract shall constitute a legal, valid obligation of such other Persons party thereto (other than the Company or any of its

           Subsidiaries or any of their Affiliates)), and is in full force and effect in all material respects in accordance with its terms, subject to general equitable principles and bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws (and judicial application thereof) relating to or affecting creditor’s rights and subject to the effect of judicial applications of foreign laws or foreign governmental actions affecting creditor’s rights. Except as set forth on Schedule 4.14(b), with respect to each Material Contract, (i) the Company and each of the applicable Subsidiaries of the Company, and (ii) to the Knowledge of the Company, each other party to such Material Contract, is not in material breach or in material default under (and no event has occurred which with notice or the passage of time, or both, would constitute a material breach or material default under) such Material Contract. To the Knowledge of the Company, there exists no condition, event or act which constitutes, or which, after notice, lapse of time or both, would constitute, a material default under any Material Contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of the intention of any Person to terminate any Material Contract. Neither the Company nor any of its Subsidiaries has assigned, mortgaged, pledged or otherwise Encumbered any of its right, title or interest under any Material Contract, other than Permitted Encumbrances.
     4.15 Real Property.
          (a) The Company SEC Documents filed prior to the date hereof together with the items listed on Schedule 4.15(a) set forth a true, correct and complete list of all real property owned by the Company or any Subsidiary of the Company as of the date hereof (the “Owned Real Property”). Except as set forth on Schedule 4.15(a), with respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except other than, in the case of clauses (ii) or (iii) above, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The Company SEC Documents filed prior to the date hereof together with the items listed on Schedule 4.15(b) sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each such lease is valid, binding and in full force and effect and (ii) no termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any such lease.
     4.16 Title to Assets, Properties and Rights; Sufficiency of Assets.
          (a) The Company and each of its Subsidiaries owns and has good and valid title to, or has a valid leasehold interest in or other rights to use, all of its tangible assets and properties which are personal property of any kind, nature and description, wherever located, and are material to the conduct of the business of the Company and its Subsidiaries as presently conducted. Except as set forth on Schedule 4.16(a), all of the material tangible personal property owned by the Company and its Subsidiaries is held free and clear of all Encumbrances, except for Permitted Encumbrances.

          (b) The material tangible property of the Company and each of its Subsidiaries is in good operating condition and repair in all material respects (subject to normal wear and tear) and suitable for the purposes for which it is presently used.
          (c) Except as set forth on Schedule 4.16(c), the assets that the Company and its Subsidiaries own, lease, license or have other rights to use (i) comprise in all material respects all of the assets employed by the Company and its Subsidiaries in connection with the operation of its business as conducted on the date hereof and (ii) are sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner as on the date hereof.
     4.17 Vessels.
          (a) Description of the Vessels. The Vessels are accurately identified and described in reasonable detail in the “Vessels” definition (as set forth in Section 1.1 and as detailed in Schedule 1.1(d)). Each Vessel (i) is wholly owned by (or in the case of a Vessel subject to a Bareboat Charter, is bareboat chartered to) the Subsidiary of the Company named in the “Vessels” definition, and (ii) is duly documented or registered in the name of such Subsidiary (or, in the case of a Vessel subject to a Bareboat Charter, in the name of its registered owner as indicated in Schedule 1.1(d)) under the laws and flag of the jurisdictions indicated in the “Vessels” definition.
          (b) Operation and Use of the Vessels. Except as set forth on Schedule 4.17(b), at all times during the period in which the Company has operated the Vessels, (i) none of the Vessels has been used for any illegal purpose under any Applicable Law to which the Company or any of its Subsidiaries is or was subject and each Vessel complies and at all times during the applicable period has complied in all material respects with all Applicable Laws to which the Company or any of its Subsidiaries is or was subject; (ii) none of the Vessels is the subject of any material Proceeding or material Order involving the United States Coast Guard, the United States Maritime Administration, the Bahamas Maritime Authority or any other Governmental Authority; (iii) neither the Company nor any of its Subsidiaries has received a warning letter, penalty letter or notice of violation with respect to any material potential or material unresolved violation, nor is there pending any Proceeding with respect to such material potential or material unresolved violation or to the Knowledge of the Company is there any material potential violation or pending Proceeding of any material potential violation, of any Applicable Laws relating to the use or operation of the Vessels or the related Permits; and (iv) neither the Company nor any of its Subsidiaries or any other Person has violated any Applicable Law giving rise to an Encumbrance against any of the Vessels or which could reasonably be expected to permit forfeiture of any of the Vessels or an in rem action against any of the Vessels by any Governmental Authority.

          (c) Classification. Except as set forth on Schedule 4.17(c) and except for those assets that individually or in the aggregate are not material to the operation of the business of the Company and its Subsidiaries as currently conducted, each of the Vessels is classed by Det Norske Veritas (“DNV”) as a Maltese Cross 1A1 Passenger Ship and maintains its class free of overdue recommendations or conditions in all material respects. All Vessel matters required by DNV rules to be disclosed to DNV have been so disclosed in a timely manner in all material respects, and there are no undisclosed conditions existing on board any Vessel which if known to DNV would permit or require DNV to impose a condition of class that would materially affect the operation of such Vessel or suspend or withdraw the Vessel’s classification.
          (d) Regulatory Compliance. To the Knowledge of the Company, there are no conditions existing on board any Vessel which if disclosed to its flag state or to any port state control authority would be likely to result in the suspension or revocation of the Vessel’s authority to operate as a passenger cruise vessel, or cause the detention of the Vessel.
     4.18 Labor Relations; Employees; ERISA Plans.
          (a) Except for the labor unions identified on Schedule 4.18(a), there are no unions, labor organization or works council representing any employee of the Company or any of its Subsidiaries and to the Knowledge of the Company no labor union, works council, or other group or organization has filed, since the Reference Date, a petition with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any employee of the Company or any of the Company’s Subsidiaries and, to the Knowledge of the Company, no labor union, works council, or other group or organization is engaged in any organizing activity with respect to any employee of the Company or any of its Subsidiaries. Except as would not reasonably be expected to result in a Material Adverse Effect, since the Reference Date, there has not been, there is not presently pending or existing, and there is not to the Knowledge of the Company currently threatened any material labor dispute, strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or its Subsidiaries. To the Knowledge of the Company no labor union, works council, or other group or organization has made any claim in writing that the Company or its Subsidiaries jointly employ the employees of any third party, including any contractor or concessionaire of the Company or any of its Subsidiaries.
          (b) Except as set forth in Schedule 4.18(b), in the one (1) year prior to the date hereof, neither the Company nor its Subsidiaries has implemented a mass layoff or taken other actions that would implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign law or regulation, and to the Knowledge of the Company no mass layoffs are currently planned.
          (c) Schedule 4.18(c) sets forth a true and complete list of each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and each written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs) or other benefits entered into, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of the Company’s or any of its Subsidiaries employees or consultants, with respect to which the Company or any of its Subsidiaries has or could in the future have any liability (contingent or otherwise) or which otherwise covers the Company’s or any of its Subsidiaries’ employees or consultants. Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 4.18(c) pursuant to the foregoing is referred to herein as a “Company Plan.”

          (d) The Company has provided or made available to Investor the following documents with respect to each Company Plan: (1) correct and complete copies of all documents embodying such Company Plan, including all amendments thereto, and all related trust documents, (2) a written description of any Company Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the most recent annual actuarial valuation, if any, (5) all material determination, opinion, notification and advisory letters issued by a Governmental Authority, (6) the most recent annual report (Form Series 5500 or similar report required under Applicable Law, including all schedules and financial statements attached thereto), if any, and (7) all material correspondence to or from any Governmental Authority received since the Reference Date.
          (e) Each Company Plan has been maintained and administered in all material respects in compliance with its terms. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued. The 401(k) Plan and each other Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the Internal Revenue Service covering all amendments to the Code for which the Internal Revenue Service will currently issue such a letter, and no amendment to any such Company Plan or trust has been adopted since the date of such letter that would reasonably be expected to adversely affect such favorable determination.
          (f) Except as set forth on Schedule 4.18(f), no plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries, with respect to the Company’s or any of its Subsidiaries’ employees or former employees is or was in the past six (6) years (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413(c) of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Except as would not reasonably be expected to result in material liability, no “Prohibited Transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.
          (g) Except as set forth on Schedule 4.18(g) or as mandated by Section 4980 of the Code or similar Applicable Law of any state, no Company Plan provides benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee of the Company or its Subsidiaries, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries.

          (h) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated since January 1, 2005, in all material respects in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.
          (i) Except as set forth on Schedule 4.18(i) no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing outside the United States (any such Company Plan, a “Foreign Company Plan”). In all material respects, all Foreign Company Plans that are required to be funded are fully funded, and with respect to all other Foreign Company Plans, adequate reserves therefor have been established in the financial statement contained in the Company SEC Documents.
          (j) Except as set forth on Schedule 4.18(j), neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, either alone or together with another event, would reasonably be expected to: (A) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of Indebtedness or otherwise) becoming due to any current or former employee, director or consultant of the Company or any of its Subsidiaries under any Company Plan or Contract; (B) increase any benefits otherwise payable to any current or former employee, director or consultant of the Company or any of its Subsidiaries under any Company Plan or other arrangements; (C) result in the acceleration of the time of payment, vesting or funding of any such benefits; or (D) give rise to any “parachute payments” under Section 280G of the Code.
     4.19 Environmental and Safety Matters.
          (a) Neither the Company nor any of its Subsidiaries has expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirements that would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect since the Acquisition Date.
          (b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Hazardous Substance, or owned or operated any real property or Vessel, in a manner that has given rise, or could reasonably be expected to give rise, to Liabilities pursuant to CERCLA, SWDA, the Oil Pollution Act of 1990 or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations, to the extent that it would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect since the Acquisition Date.
          (c) To the Knowledge of the Company, there have been no Releases of Hazardous Substances in quantities or concentrations which might reasonably be expected to subject the Company or any of its Subsidiaries to material Liability under Environmental and Safety Requirements for which the Company or any of its Subsidiaries is responsible at, on, under, or about any real property currently or formerly owned or leased by the Company or any of its Subsidiaries, or in the waters of any jurisdiction anywhere in the world, or on the high seas.

          (d) To the Knowledge of the Company, with the exception of the vessel “Marco Polo”, the Vessels are free of asbestos containing materials in all material respects.
     4.20 Intellectual Property Rights.
          (a) Schedule 4.20(a) includes a true and complete list of all material Intellectual Property Rights that have been registered, including for the avoidance of doubt any patents that have been issued or for which applications have been filed, that are owned by the Company or any of its Subsidiaries (the “Registered Company Intellectual Property”). To the Knowledge of the Company, the Intellectual Property Rights that are owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”) are valid and subsisting. The Company or one of its Subsidiaries is the exclusive owner of, and enjoys all rights of ownership with respect to, the Registered Company Intellectual Property, free and clear of any Encumbrance (except for Permitted Encumbrances). No royalties, honoraria or fees are payable by the Company or any such Subsidiary to other Persons by reason of the ownership or use of the Company Intellectual Property. Except as disclosed on Schedule 4.20(a), or as would reasonably not be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has asserted in writing, within the preceding three (3) years, any claim: (A) challenging, or seeking to deny or restrict the use by any third party of any of the Company Intellectual Property; (B) alleging that any third party is infringing, misappropriating or otherwise violating the Company Intellectual Property; or (C) alleging that any third party is using the Company Intellectual Property in conflict with the terms of any Material Contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries uses in the conduct of its business any pirated, illegally copied or otherwise non-licensed copies of any off-the-shelf or other non-custom software generally commercially available.
          (b) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the validity of the Company Intellectual Property, including paying all necessary fees and making all necessary filings with the appropriate Governmental Authority, except for such cases in which the failure to take such steps or make such payments would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Company, the Closing is not reasonably likely to have a Material Adverse Effect on any of the Company Intellectual Property. To the Knowledge of the Company as of the date of this Agreement, except as set forth on Schedule 4.20(b) or as would reasonably not be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company’s operation of its business as presently conducted does not in any material respect infringe, violate or misappropriate any Intellectual Property Rights of any third party.
     4.21 Tax Matters. The Company has qualified for the application of Section 883 of the Code as more fully described in each applicable Form 20-F filed by the Company. Additionally, except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect:

          (a) The Company and each of its Subsidiaries will have timely filed all Tax returns, declarations of estimated Tax, Tax reports, information returns and statements (collectively, the “Tax Returns”) required to be filed by them prior to the Closing Date.
          (b) As of the time of filing, the Tax Returns were true or will be true and complete in all respects. For any period that ended on or before the Closing Date, the Company and each of its Subsidiaries will have timely paid all Taxes due and payable, whether or not shown on the Tax Returns.
          (c) For any period that began on or before the Closing Date, Schedule 4.21 sets forth the Company’s and each of its Subsidiaries’ Taxes that are reasonably anticipated to become due and payable after the Closing Date.
          (d) There is no pending or, to the Knowledge of the Company, threatened, audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries.
          (e) No Encumbrance with respect to Taxes has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of the Company or any of its Subsidiaries has been proposed, asserted or assessed against the Company or any such Subsidiary.
          (f) No Contract or understanding waiving or extending the statute of limitations or the period of assessment for collection of any Taxes payable by the Company or any of its Subsidiaries has been filed or entered into with any Tax authority by the Company or any of its Subsidiaries.
          (g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnification agreement (or Contract that includes the foregoing).
          (h) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries or two or more of the Subsidiaries) for U.S. federal Tax purposes or for any foreign, state or local Tax purposes with respect to Taxes for any taxable year.
          (i) No claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Taxation by that jurisdiction.
          (j) The Company and each of its Subsidiaries has complied with all Applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax authority all amounts required to be so withheld and paid over under Applicable Law.

          (k) The Company is not, and has never been, a “controlled foreign corporation” within the meaning of Section 957 of the Code.
          (l) The Company will make an election to be disregarded as a separate entity for US Federal income taxes to be effective on or before the Closing Date. Each Company Subsidiary is disregarded as an entity separate from its owner for US Federal income tax purposes other than Subsidiaries that are incorporated in the United States.
          (m) For the Company’s tax year ending on December 31, 2006, at least 90% of the gross revenue of the Company’s non-U.S. Subsidiaries was “international operation of ship or ships” within the meaning of Section 883 of the Code.
     4.22 Insurance.
          (a) The Company and each of its Subsidiaries maintains valid and currently effective contracts of insurance with respect to their property and the conduct of their business in such amounts and against such risks and Losses as are reasonable and adequate to protect its properties and business in accordance with normal industry practices as are customary for companies of a similar size in the cruise line industry in the locales in which the Company and its Subsidiaries operate. The Vessels are insured in accordance with the requirements of their respective Ship Mortgages and Bareboat Charters as the case may be.
          (b) The Company has caused the Vessels to be entered in the West of England P&I Club or Steamship Mutual P&I Club for the policy year commencing on February 20, 2007.
     4.23 Related Party Transactions. To the Knowledge of the Company, except as set forth on Schedule 4.23, no current or former shareholder, director, manager, officer or employee of the Company or any of its Subsidiaries, nor any Affiliate of the Company or any of its Subsidiaries, SCL or any Existing SCL Controlling Shareholder, is presently directly or indirectly through his, her or its Affiliation with any other Person, a party to any transaction or Contract with the Company or any of its Subsidiaries or any of their officers or directors (other than the payment of salaries and benefits to employees in the ordinary course of business).
     4.24 Offering Exemption. Assuming the truth and correctness of the representations and warranties of the Investor set forth in Article VI hereof, the issuance of the Ordinary Shares pursuant to the terms hereof will be exempt from registration under the Securities Act and the rules and regulations promulgated thereunder, and such offering, sale and issuance is also exempt from registration under applicable state Securities and “blue sky” laws. The Company has made or will make (prior to the Closing Date) all requisite filings and has taken or will take (prior to the Closing Date) all action, if any, necessary to be taken to comply with any applicable state Securities or “blue sky” laws.
     4.25 Brokers. Except as set forth in the definition of “Company Transaction Expenses,” other than Citigroup Global Markets, Inc. (whose fees and expenses have been previously disclosed to the Investor), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Company.

     4.26 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement and the other Transaction Documents with respect to the Company and its Subsidiaries are the exclusive representations and warranties, including any implied warranties, made by the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Company hereby disclaims any other representations and warranties, including implied warranties, other than the representations and warranties set forth in this Agreement and the other Transaction Documents and the schedules and exhibits hereto and thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SCL
          As a material inducement to the Investor to enter into this Agreement, except as disclosed in the disclosure schedules delivered to the Investor by SCL concurrently herewith (the “SCL Disclosure Schedule”), SCL hereby makes the representations and warranties set forth in this Article V to the Investor, as of the date hereof and as of the Closing Date.
     5.1 Organization. SCL is a company continued into, validly existing and in good standing under the laws of Bermuda. SCL has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
     5.2 Authorization of the Transaction Documents; Capacity. SCL has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to SCL Shareholder Approval. The execution, delivery and performance by SCL of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all requisite corporate action of SCL, except for the affirmative vote of the holders of a majority of the ordinary shares of SCL entitled to vote and attending the SCL Shareholders Meeting at which a quorum is present (the “SCL Shareholder Approval”), which is the only vote of the holders of any of SCL’s share capital necessary in connection with SCL’s consummation of the transactions contemplated by the Transaction Documents. This Agreement and each of the other Transaction Documents to which SCL is a party or bound by constitutes, or upon the execution or filing thereof will constitute (assuming that this Agreement and each other Transaction Document to be executed by SCL pursuant to this Agreement will constitute a legal, valid obligation of such other Person or Persons party hereto and thereto), a valid and binding obligation of SCL, enforceable against SCL in accordance with its terms, subject to general equitable principles and bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights and subject to the effect of judicial applications of foreign laws or foreign governmental actions affecting creditors’ rights.

     5.3 No Conflicts. Except as set forth on Schedule 5.3, SCL’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and its compliance with the provisions hereof and thereof will not: (A) violate or conflict with or result in any breach of any provision of the memorandum of continuance or bye-laws (or comparable organizational or governance documents) of SCL, (B) assuming all consents, approvals and authorizations contemplated by Section 4.7, Section 5.2 or Section 5.4 below have been obtained and are effective, any applicable waiting periods have expired and all filings described in Section 4.7 or Section 5.4 have been made, violate any provision of any Applicable Law in a material respect applicable to SCL; (C) conflict with or result in any breach of any of the terms or conditions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under any Contract to which SCL, its Subsidiaries or any of their respective properties (excluding the Company, its Subsidiaries and their respective properties) are bound or any Permit or Order to which SCL, its Subsidiaries or any of their respective properties (excluding the Company, its Subsidiaries and their respective properties) are bound; or (D) result in the creation of any Encumbrance upon the assets or the properties (including shares of capital stock) of the Company or its Subsidiaries, which, in the event of clauses (C) and (D), could reasonably be expected to prevent, materially delay or materially impair the consummation by SCL of the transactions contemplated by this Agreement and the other Transaction Documents; provided that the representations and warranties set forth in clause (B) and clause (C) (as it pertains to Permits and Orders only) of this Section 5.3 as they apply to the transactions contemplated by the Reimbursement Agreement shall be made only as of the date hereof.
     5.4 No Consent or Approval Required. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required for the valid authorization, execution and delivery by SCL of this Agreement and the other Transaction Documents to which it is a party, including for its consummation of the transactions contemplated hereby and thereby, other than (i) filings required with respect to the HSR Act and other applicable Competition Laws, (ii) consents, approvals, authorizations, declarations or filings which have been obtained or made prior to the date hereof, (iii) filings and notifications pursuant to the applicable requirements of the Bermuda Monetary Authority, (iv) compliance by SCL with the requirements of the HKEX regarding its disclosure obligations and obtaining the SCL Shareholder Approval, or (v) any clearance of the SCL Statement by the HKEX that is required to be obtained; provided that, the representations and warranties set forth in this Section 5.4 as they apply to the transactions contemplated by the Reimbursement Agreement shall be made only as of the date hereof.
     5.5 Ownership. SCL is the lawful owner of all of the issued and outstanding Ordinary Shares, and SCL has good and valid title to such Ordinary Shares, free and clear of any and all Encumbrances. There are no Contracts between SCL and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the capital shares of the Company or any of the Company’s Subsidiaries.
     5.6 Brokers. Except as set forth in the definition of “Company Transaction Expenses,” other than Citigroup Global Markets, Inc. (whose fees and expenses have been previously disclosed to the Investor), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of SCL that would result in any fee payable by anyone other than SCL.

     5.7 SCL Circular. The circular of SCL to be approved and filed with the HKEX prior to the Closing in connection with the transactions contemplated by the Transaction Documents (the “SCL Statement”), any amendments or supplements thereto and any other announcement filed or to be filed with the HKEX by SCL in connection therewith, will, when filed, comply in each case as to form and substance in all material respects with the applicable requirements of the HKEX and the Applicable Law. At the time the SCL Statement or any amendment or supplement thereto is first mailed to shareholders of SCL, and at the time such shareholders vote on the approval of the transactions contemplated by the Transaction Documents, the SCL Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.7 will not apply to statements or omissions included in the SCL Statement based upon information furnished to SCL by the Investor or any of its Affiliates or Representatives specifically for inclusion or incorporation by reference therein.
     5.8 No Pending Litigation or Proceedings. To the knowledge of SCL after having made all reasonable inquiries, no litigation is pending against, affecting or threatened against SCL or any of its Subsidiaries (other than the Company and its Subsidiaries) that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. To the knowledge of SCL after having made all reasonable inquiries, there is presently no outstanding judgment, decree or Order of any Governmental Authority against or affecting SCL or any of its Subsidiaries (other than the Company and its Subsidiaries) in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.
     5.9 Exclusivity of Representations. The representations and warranties made by SCL in this Agreement and the other Transaction Documents with respect to SCL are the exclusive representations and warranties, including any implied warranties, made by SCL in connection with the transactions contemplated by this Agreement and the other Transaction Documents. SCL hereby disclaims any other representations and warranties, including implied warranties, other than the representations and warranties set forth in Article V this Agreement and the other Transaction Documents and the schedules and exhibits hereto and thereto.
     5.10 Securities of SCL.
          (a) The Securities of the Company owned by SCL or any of its Subsidiaries are not subject to any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Securities. No Securities of the Company are subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, organizational document or Contract to which SCL or any of its Subsidiaries (other than the Company and its Subsidiaries) are a party to or otherwise bound. There are no options, warrants, rights, convertible or exchangeable Securities, appreciation rights, “phantom” Securities rights, Contracts or undertakings of any kind to which SCL or its Subsidiaries are a party to or by which SCL or such Subsidiaries are bound that: (i) obligate such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any Securities of the Company or any of its Subsidiaries; (ii) obligate the Company or any of its Subsidiaries to issue, grant, extend or enter into, as applicable, any such option, warrant call, Security of the Company or any of its Subsidiaries, commitment or Contract; or (iii) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of such Securities of the Company or any of its Subsidiaries. There are no outstanding obligations arising under any Contract of SCL or its Subsidiaries (other than the Company and its Subsidiaries) to repurchase, redeem or otherwise acquire any Securities of the Company or its Subsidiaries.
          (b) Neither SCL nor any of its Subsidiaries (other than the Company and its Subsidiaries) have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for Securities having the right to vote) with the shareholders of the Company on any matter.
     5.11 Contracts of SCL. SCL is not a party to or bound by any Contract that limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any way in any line of business, with any particular Person or in any jurisdiction.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
     As a material inducement to the Company and SCL to enter into this Agreement, except as disclosed in the disclosure schedules delivered to the Company and SCL by the Investor concurrently herewith (the “Investor Disclosure Schedule”), the Investor hereby makes the representations and warranties set forth in this Article VI to the Company and SCL, as of the date hereof and as of the Closing Date:
     6.1 Organization. The Investor is a company duly incorporated, validly existing and in good standing under the laws of Bermuda. The Investor has all requisite company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
     6.2 Authorization of the Transaction Documents; Capacity. The Investor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all requisite corporate and shareholder action of the Investor and its equity holders. This Agreement and each of the other Transaction Documents to which the Investor is a party or bound by constitutes, or upon the execution or filing thereof will constitute (assuming that this Agreement and each other Transaction Document to be executed by the Investor pursuant to this Agreement will constitute a legal, valid obligation of such other Person or Persons party hereto and thereto), a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to general equitable principles and bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights and subject to the effect of judicial applications of foreign laws or foreign governmental actions affecting creditors’ rights.

     6.3 No Conflicts. The Investor’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and its compliance with the provisions hereof and thereof will not: (A) violate or conflict with or result in any breach of any provision of the memorandum of association or bye-laws (or comparable organizational or governance documents) of the Investor, (B) assuming all consents, approvals and authorizations contemplated by Section 4.7 or Section 6.4 below have been obtained and are effective, any applicable waiting periods have expired and all filings described in Section 4.7 or Section 6.4 have been made, violate any provision of any Applicable Law in any material respect applicable to the Investor; or (C) conflict with or result in any breach of any of the terms or conditions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under any Contract to which the Investor or any of its properties are bound or any Permit or Order to which the Investor or any of its properties are bound, which in the event of clause (C) could reasonably be expected to prevent, materially delay, or materially impair the consummation by the Investor of the transactions contemplated by this Agreement and the other Transaction Documents; provided that the representations and warranties set forth in clause (B) and clause (C) (as it pertains to Permits and Orders only) of this Section 6.3 as they apply to the transactions contemplated by the Reimbursement Agreement shall be made only as of the date hereof.
     6.4 No Consent or Approval Required. No consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required for the valid authorization, execution and delivery by the Investor of this Agreement and the other Transaction Documents to which it is a party, including for its consummation of the transactions contemplated hereby and thereby, other than (i) filings required with respect to the HSR Act and other applicable Competition Laws, (ii) consents, approvals, authorizations, declarations or filings which have been obtained or made prior to the date hereof, and (iii) filings and notifications pursuant to the applicable requirements of the Bermuda Monetary Authority; provided that, the representations and warranties set forth in this Section 6.4 as they apply to the transactions contemplated by the Reimbursement Agreement shall be made only as of the date hereof.
     6.5 Financing.
          (a) The Investor has delivered to the Company and SCL a true, complete and correct copy of the fully executed Equity Commitment Letter, pursuant to which Apollo Management VI, L.P. on behalf of affiliated investment funds (“Apollo”) has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing”). The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of each of Apollo and the Investor. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of the Investor or Apollo under the Equity

Commitment Letter and the Investor has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by it in the Equity Commitment Letter on or prior to the Closing Date. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in or contemplated by the Equity Commitment Letter.
          (b) The Investor has delivered to the Company and SCL a true, complete and correct copy of the fully executed Reimbursement Agreement Equity Commitment Letter, pursuant to which Apollo has committed, subject to the terms and conditions thereof, to fund the amount specified in the Reimbursement Agreement Equity Commitment Letter pursuant to the terms of the Reimbursement Agreement on the date the Payment is made. As of the Closing, the Reimbursement Agreement Equity Commitment Letter shall be in full force and effect and shall constitute a legal, valid and binding obligation of each of Apollo and the Investor. There are no conditions precedent related to the funding of the Investor’s portion of the Payment pursuant to the Reimbursement Agreement other than as expressly set forth in or contemplated by the Reimbursement Agreement Equity Commitment Letter and the Reimbursement Agreement. Subject to the terms and conditions of the Reimbursement Agreement Equity Commitment Letter, and subject to the terms and conditions of the Reimbursement Agreement, the proceeds of the equity investment contemplated by the Reimbursement Agreement Equity Commitment Letter will be, as of the date hereof, sufficient for the Investor to pay its portion of the Payment as specified in Section 3.1 of the Reimbursement Agreement.
     6.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Investor that would result in any fee payable by anyone other than the Investor or one of its Affiliates.
     6.7 Operations of the Investor. The Investor has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Closing, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated in the Transaction Documents to which it is a Party.
     6.8 Investment Experience. The Investor, either individually or in conjunction with financial and legal advisors, is an investor in securities and acknowledges that it can bear the economic risk of its investment in the Subscribed Ordinary Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Subscribed Ordinary Shares. The Investor is an “accredited investor” within the meaning of Rule 501 under rules and regulations promulgated under the Securities Act. Notwithstanding the terms of this Section 6.8, the Parties agree that the making by the Investor of this representation and warranty shall in no way modify the representations and warranties set forth in Article IV or Article V or in any way be deemed to mitigate any Losses that may arise in connection with, or otherwise impact the ability of the Investor to make, any claim for indemnification pursuant to the terms of this Agreement.

     6.9 Investment. The Investor is purchasing the Subscribed Ordinary Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. The Investor acknowledges that the Subscribed Ordinary Shares have not been registered under the Securities Act or any state securities or blue sky laws and that the Subscribed Ordinary Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities or blue sky laws or pursuant to an applicable exemption therefrom.
     6.10 No Pending Litigation or Proceedings. To the knowledge of the Investor after having made all reasonable inquiries, no litigation is pending against, affecting or threatened against the Investor or any of its Affiliates that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. To the knowledge of the Investor after having made all reasonable inquiries, there is presently no outstanding judgment, decree or Order of any Governmental Authority against or affecting the Investor in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.
     6.11 Independence from SCL. Except as set forth on Schedule 6.11, to the knowledge of the Investor after having made all reasonable inquiries, the Investor and its ultimate beneficial owners are third parties independent of SCL, its Subsidiaries, their respective directors, chief executives, substantial shareholders and their respective associates and are not connected persons of SCL (the terms of “chief executive”, “substantial shareholder”, “associate” and “connected persons” are as defined in the Listing Rules).
     6.12 Exclusivity of Representations. The representations and warranties made by the Investor in this Agreement and the other Transaction Documents with respect to the Investor are the exclusive representations and warranties, including any implied warranties, made by the Investor in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Investor hereby disclaims any other representations and warranties, including implied warranties, other than the representations and warranties set forth in this Agreement and the other Transaction Documents and the schedules and exhibits hereto and thereto.
ARTICLE VII
COVENANTS
     7.1 Further Actions; Cooperation; SCL Shareholder Approval.
          (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action (and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law) to satisfy the conditions set forth in Article VIII and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, in each case, to the extent that such Party has the ability to cause or facilitate the satisfaction of such condition. Without limiting the generality of the foregoing, the Parties shall (i) use their respective commercially reasonable efforts to obtain and maintain all Permits or other confirmations from any Governmental Authority, and all approvals, consents, authorizations and other confirmations from any other third party, that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents; (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby; (iii) cooperate in preparing and making any required disclosures required by the HKEX and related approvals; and (iv) furnish or make available to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as the other Party or Parties, as applicable, may reasonably request in connection with the foregoing. For the avoidance of doubt, this Section 7.1 shall apply to the transactions contemplated in Article III, the Reimbursement Agreement and the Shareholders’ Agreement.
          (b) Without limiting the generality of the foregoing, the Parties shall (i) make any required filings under the HSR Act within ten days of the date of this Agreement; (ii) submit to the relevant Governmental Authority or Competition Authority any other required Transaction Control Filings within twenty days of the date of this Agreement (unless the Parties mutually agree to extend such filing period) or as soon as required under Applicable Law, whichever is earlier; (iii) agree to work cooperatively and provide to each other, directly or through counsel, all information necessary to identify, and prepare and submit, any required Transaction Control Filing (except any information a Party designates as confidential, which, if necessary for a Transaction Control Filing may be shared on an outside counsel only basis, or submitted separately to the relevant Governmental Authority or Competition Authority); (iv) request early termination or its equivalent for all Transaction Control Filings; (v) promptly advise each other, directly or through counsel, of any communication with a Governmental Authority or Competition Authority with respect to, or concerning any, Transaction Control Filing or any necessary authorizations, approvals, clearances or consents; (vi) comply, quickly and in a timely manner, with any request for information from a Governmental Authority or Competition Authority; (vii) take all commercially reasonable steps to obtain early termination or early expiration of any transaction control waiting period, or to obtain any necessary approvals, authorizations, clearances or consents from any Governmental Authority or Competition Authority; (viii) take all commercially reasonable steps to resist or vacate any lawsuit(s) or legal proceeding(s), judicial or administrative, that would delay or block consummation of the transactions contemplated in this and related Agreements. The Parties agree not to take unilateral action or make unilateral offers with respect to any communications with, or commitments to, any Governmental Authority or Competition Authority, nor to unilaterally take any action in each case that may delay any required approval, authorization, clearance or consent.
          (c) SCL Shareholder Meeting; SCL Statement. SCL shall cause a meeting of its shareholders to be duly called and held as promptly as practicable (and in any event, not later than 30 days after the mailing of the SCL Statement) for the purpose of voting on the approval of the transactions contemplated by the Transaction Documents (the “SCL Shareholders Meeting”). Notwithstanding anything to the contrary contained in any of the Transaction Documents, SCL shall adjourn or postpone the SCL Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the SCL Statement (if required by the HKEX) is provided to the shareholders of SCL or, if as of the time for which the SCL Shareholders Meeting is originally scheduled (as set forth in the SCL Statement) there are insufficient ordinary shares of SCL represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided, that no adjournment may be to a date on or after three Business Days prior to the Expiration Date. The board of directors of SCL shall recommend approval of the transactions contemplated by the Transaction Documents by SCL’s shareholders. In connection with the SCL Shareholders’ Meeting, SCL shall (i) promptly, and in no event later than 60 days following the date of this Agreement, use its reasonable best efforts to have cleared by the HKEX and thereafter mail to its shareholders as promptly as practicable, the SCL Statement and the proxy form for the SCL Shareholders Meeting, (ii) use its reasonable best efforts to obtain the SCL Shareholder Approval and (iii) otherwise comply with all Applicable Laws with respect to the calling and holding of the SCL Shareholders Meeting. Each of SCL, the Company and the Investor shall cooperate with each other in the preparation of the SCL Statement and any amendment or supplement thereto, if required. Notwithstanding the foregoing, SCL shall use its reasonable best efforts to: (i) promptly furnish each draft of the SCL Statement submitted to the HKEX and the final definitive SCL Statement to the Company and the Investor, (ii) give the Company and the Investor and their respective Representatives, in accordance with the notice provisions of Section 11.3, a reasonable opportunity to review and comment on such SCL Statement to the extent that the contents of the SCL Statement relate to the Investor and its intention with regard to the Company and its Subsidiaries after Closing prior to filing with the HKEX, to the extent reasonably practicable, (iii) accept such reasonable additions, deletions or changes suggested by the Company and the Investor in connection therewith as SCL may consider appropriate and (iv) promptly notify the Company and the Investor in writing of the receipt of any written comments from the HKEX with respect to the SCL Statement and of any written requests by the HKEX for any supplement circular to shareholders and has provided, or will provide promptly after receipt, a copy of such comments to the Company and the Investor. Each of the Company and the Investor shall promptly provide SCL (and shall cause its respective Affiliates to promptly provide SCL) with such information as may be required to be included in the SCL Statement that specifically relates to the Company or the Investor or their respective Affiliates, as applicable, or as may be reasonably required to respond to any comment of the HKEX. The terms of this Section 7.1 shall apply, to the extent applicable, to any future vote of the shareholders of SCL which is required in connection with the transactions contemplated by the Transaction Documents for so long as the Shareholders’ Agreement remains in effect.
     7.2 Conduct of Business. From the date hereof until the Closing Date, except (x) for entering into this Agreement and the other Transaction Documents and as otherwise as contemplated herein and therein, (y) as otherwise consented to by the Investor in writing, or (z) as set forth on Schedule 7.2, SCL and the Company will, and will cause the Subsidiaries of the Company to, conduct (or cause to be conducted) the business of the Company and its Subsidiaries, taken as a whole, in the usual and ordinary course of business (including the payment of any and all Taxes that are due and payable), and, to the extent consistent therewith, use commercially reasonable efforts to maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 7.2, as expressly permitted by this Agreement or as required by Applicable Law, during the period from the date hereof to the Closing, the Company will not, and will not permit any of its Subsidiaries, without the prior written consent of the Investor, to:
          (a) adopt or propose any change in its memorandum of association or bye-laws (or comparable organizational or governance documents);
          (b) merge, consolidate or amalgamate the Company or any of its Subsidiaries with any other Person;
          (c) materially change an existing line of business or enter into any new line of business or extend or continue the current operations of the Transfer Vessel past the Jade Stop Date;
          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares or enter into any agreement with respect to the voting of the shares of the Company or any of its Subsidiaries, other than dividends or distributions by any Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;
          (e) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Securities of the Company or any of its Subsidiaries or rights of any kind to acquire any such Securities;
          (f) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Securities of the Company or any of its Subsidiaries;
          (g) except as required pursuant to the Company Plan set forth in Schedule 4.18(c) in effect prior to the date of this Agreement, or as otherwise required by Applicable Law, (i) grant or provide any severance or termination payments or benefits to (x) any director or officer of the Company or any of its Subsidiaries or (y) any employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards, to (x) any director or officer of the Company or any of its Subsidiaries or (y) any other employee of the Company or any of its Subsidiaries other than in the ordinary course of business, consistent with past practice, (iii) establish, adopt, amend or terminate any Company Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way to secure the payment, of compensation or benefits under any Company Plan, to the extent not already provided in the mandatory provisions, if any, of such Company Plan, (v) change the manner in which contributions to Company Plans are made or the basis on which such contributions are determined, except as may be required by GAAP, the terms of the Company Plan or Applicable Law, or (vi) make or forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;
          (h) terminate the employment of (i) any officer of the Company or its Subsidiaries, or (ii) any other employee of the Company or its Subsidiaries, other than, with respect to this Section 7.2(h)(ii) only, in the ordinary course of business consistent with past practice;

          (i) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or amend, modify, terminate, assign or otherwise transfer any Material Contract, including the Company or any Subsidiary of the Company making any election under the terms of or with respect to any Material Contract; provided, however, that with respect to the Contract between the Company and Aker Yards S.A. (“Aker”) pursuant to which the Company has the option to require Aker to build either a sister vessel to the C33 or D33 hulls or a passenger vessel of similar size, should the Investor not consent to the exercise of such option by the Company (with such consent to be given no less than five (5) days prior to the expiry date (including any extensions to such expiry date granted by Aker) of such option), the option shall be assigned to SCL to the extent permissible under such Contract;
          (j) mortgage, pledge or subject to any Encumbrance any of its material properties or assets, except for Permitted Encumbrances;
          (k) sell, transfer or otherwise dispose of any properties (including property leases) or assets or acquire or agree to acquire assets or properties (including property leases), except for (x) inventory, fuel and other assets acquired in the ordinary course of business consistent with past practice in connection with the operation of the business of the Company or its Subsidiaries (y) inventory sold in the ordinary course of business consistent with past practice, and (z); sales, transfers or disposals of property or assets that are obsolete.
          (l) cancel or forgive any debts or claims or redeem or repay any Indebtedness for borrowed money, in each case, except in accordance with the mandatory provisions of the instruments governing such Indebtedness;
          (m) accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or otherwise fail to pay accounts payable and other business obligations or to collect accounts receivable in each case in the ordinary course of business consistent with past practice;
          (n) incur any Indebtedness for borrowed money or guarantee such Indebtedness of another Person except for (x) borrowings under the Indebtedness set forth on Schedule 7.2(n) and (y) Indebtedness of not more than $1 million in the aggregate;
          (o) make or change any material Tax election, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes, take any other similar action relating to the filing of any Tax Return or the payment of any Tax or fail to pay any Taxes that are, or become, due and payable;
          (p) except as required by GAAP, make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;
          (q) withdraw any cash deposits made with insurers, or materially reduce the amount of insurance coverage provided by insurance policies covering its assets or operations;
          (r) settle any Proceedings before a Governmental Authority for cash proceeds in excess of $1 million;

          (s) (i) sell, assign, or grant any security interest in any Intellectual Property Rights, (ii) grant to any third party any license in, to or under any Intellectual Property, except pursuant to non-exclusive licenses entered into with franchisees in the ordinary course of business consistent with past practice, (iii) disclose or allow to be disclosed to any Person who is not an Employee any Intellectual Property not heretofore a matter of public knowledge, except for disclosures made in accordance with non-disclosure agreements entered into in the ordinary cause of business, or (iv) permit any item of Intellectual Property Rights to lapse or to be abandoned, dedicated to the public, or disclaimed, and the Company and its Subsidiaries shall perform in all material respects all applicable filings, recordings, and other acts, and pay all required fees and taxes, to maintain and protect its interest in each and every item of Intellectual Property;
          (t) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Closing set forth in Article VIII not being satisfied; or
          (u) enter into any agreement, arrangement or understanding to do any of the foregoing.
     7.3 Access to Information. From the date hereof until the Closing Date, the Company shall (i) afford the Investor and its Representatives the right to enter upon and make such investigation of the assets, properties, business, operations and financial condition of the Company and/or its Subsidiaries (including inspections of the Vessels), and such examination of the books and records (including Tax Returns filed and those in preparation), including access to the executive personnel, of the Company and/or its Subsidiaries during normal business hours as the Investor or its Representatives may reasonably request upon reasonable advance notice and (ii) furnish as promptly as practicable to the Investor and its Representatives any information concerning the Company and its Subsidiaries that the Investor may reasonably request; provided, that none of the foregoing shall unreasonably disrupt the personnel or operations of the Company and its Subsidiaries.
     7.4 Interim Financial Statements and Reports. Prior to the Closing, the Company will use commercially reasonable efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with GAAP (provided that any unaudited interim financial statements are subject to normal and recurring year-end adjustments). From the date hereof to the Closing Date, to the extent available, the Company shall furnish to the Investor as soon as available the unaudited consolidated balance sheets and income statements of the Company and its Subsidiaries (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of such month and the results of operations during such month and for the elapsed portion of the Company’s fiscal year, provided that any unaudited interim financial statements are subject to normal and recurring year-end adjustments.

     7.5 Notification. From the date hereof until the Closing Date, each Party shall give prompt written notice to the other Parties of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty of such Party that is contained in this Agreement or any of the other Transaction Documents to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time and (ii) the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any of other Transaction Documents. Such disclosure by any party pursuant to this Section 7.5, however, shall not be deemed to amend or supplement any schedule or cure any misrepresentation or breach of any warranty, representation, covenant, condition or agreement.
     7.6 Release.
          (a) Notwithstanding anything contained herein to the contrary, effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, SCL hereby (i) releases, waives and forever discharges the Investor, the Company and its Subsidiaries and their respective predecessors, successors, assigns, officers, directors, shareholders, employees and agents and their respective counsel (for the benefit of the Company, its Subsidiaries, the Investor and their Affiliates) from any and all actions, causes of actions, demands, suits, contracts, agreements, Encumbrances, Liabilities, or Losses of any type, based on any fact or circumstance arising prior to the Closing based on SCL’s relationship with the Company and its Subsidiaries prior to the Closing (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers or shareholders), whether based on contract or any Applicable Law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction; provided, that SCL is not releasing or discharging the Company or the Investor from the obligations and agreements established pursuant to this Agreement and the other Transaction Documents, or any inter-company Contract existing on the date hereof or entered into after such date in accordance with Section 7.2; and (ii) waives any right of first offer it may have pursuant to the Memorandum of Association or Bye-laws or otherwise, to purchase shares of the Company’s capital stock being issued and sold by the Company pursuant to the terms of this Agreement.
          (b) Notwithstanding anything contained herein to the contrary, effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, the Company hereby releases, waives and forever discharges SCL and its Subsidiaries and their respective predecessors, successors, assigns, officers, directors, shareholders, employees and agents and their respective counsel (for the benefit of SCL and its Subsidiaries) from any and all actions, causes of actions, demands, suits, contracts, agreements, Encumbrances, Liabilities, or Losses of any type, based on any fact or circumstance arising prior to the Closing based on SCL’s relationship with the Company and its Subsidiaries prior to the Closing (including any claims relating to actual or alleged breaches of fiduciary or other duties by SCL’s directors, officers or shareholders), whether based on contract or any Applicable Law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction; provided, that the Company is not releasing or discharging SCL, its Subsidiaries or Affiliates from the obligations and agreements established pursuant to this Agreement and the other Transaction Documents, or any inter-company Contract existing on the date hereof or entered into after such date in accordance with Section 7.2.

     7.7 Confidentiality.
          (a) Each Party shall hold, and shall cause its Representatives to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other Party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
          (b) In connection with the transactions contemplated hereby, the Company has communicated and furnished certain non-public information, both written and oral (including but not limited to books and records, documents, analyses, financial information, and business operations and strategy), whether or not designated confidential, to the Investor, all of which the Investor agrees it will not use or disclose to any other person for any purpose without the prior written consent of the Company, except to the directors, officers, employees, general partners, limited partners, advisors and Representatives of the Investor’s advisors for whom such non-public information is necessary to evaluate the transaction on behalf of the Investor. The Investor reaffirms and shall fulfill its obligations under the Confidentiality Agreement. If for any reason, the termination of the Agreement occurs prior to the Closing, the Investor’s obligations under the Confidentiality Agreement shall continue in full force and effect. In the event that disclosure is required by Applicable Law, the Investor shall to the extent practicable promptly notify the Company of any such requirement and the Company shall be permitted to seek confidential treatment for such information.
          (c) The confidentiality obligations of the Parties set forth in this Section 7.7 shall terminate on the second anniversary of the Closing Date.
     7.8 Competing Transaction. SCL and the Company agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with its terms, each of SCL and the Company shall not, and shall cause each of their respective Subsidiaries, controlled Affiliates, officers, directors, representatives or agents not to, directly or indirectly (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (1) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Company Subsidiary or assets of the Company or any Company Subsidiary, (2) to enter into any merger, consolidation, amalgamation, share exchange, or other business combination with the Company or any Company Subsidiary or (3) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Company Subsidiary, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each of the Company and SCL shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company or SCL, as applicable, shall notify the Investor promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Investor, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company and SCL agree not to, and to cause each of their respective Subsidiaries not to, without the prior written consent of the Investor, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or SCL or any of their respective Subsidiaries is a party.
     7.9 Financing Efforts Regarding Company Indebtedness. Without limiting the generality of Section 7.1, each of the Parties shall use reasonable best efforts from the date hereof until the Closing Date to obtain the consents, amendments and opinions (collectively, the “Target Consents”) contemplated by Sections 8.1(f) and (g), with respect to the Rollover Debt. If the Parties are unable to obtain the Target Consents, each of the Parties shall use reasonable best efforts to obtain alternative sources of financing with respect to the Rollover Debt facilities for which the Parties were unable to obtain the relevant Target Consents; provided that the terms of such alternative financing are no less favorable to the Company than the terms of the Rollover Debt facilities being replaced; and provided, further, that the terms of such alternative financing include the terms contemplated by the Target Consents. Without limiting the foregoing, each of the Parties shall, shall cause their employees and shall use reasonable best efforts to cause their Representatives to, cooperate with each other (provided that such requested cooperation does not unreasonably interfere with the operations of the Company or its Subsidiaries) in connection with the obtaining of the Target Consents (and, if applicable, the obtaining of the alternative financing), including using reasonable best efforts to (i) cause appropriate officers and employees of the Company and its Subsidiaries to be reasonably available, on a customary basis and upon reasonable advance notice, to meet with existing and prospective lenders in a reasonable number of meetings, presentations, due diligence sessions and sessions with ratings agencies, (ii) assist with the preparation of disclosure and marketing documents in connection therewith, (iii) cause the Company to execute and deliver any (and/or cause its Subsidiaries to execute and deliver) credit agreements (and/or credit agreement amendments), pledge and security documents (and/or pledge and security document amendments), other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency or other matters, (iv) furnish the Investor and the financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by the Investor and the financing sources (the “Required Financial Information”), (v) provide monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vi) permit the existing and prospective lenders to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (vii) enter into one or more credit or other agreements or amendments (such credit agreements or amendments only to be effective upon the Closing) and (viii) take all corporate and shareholder actions, subject to the occurrence of the Closing, to permit the consummation of the Target Consents (and, if applicable, the obtaining of the alternative financing). The Company hereby consents to the use of its and the Company’s Subsidiaries’ logos in connection with the foregoing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

     7.10 Financing Efforts Regarding SCL Indebtedness. Without limiting the generality of Section 7.1, each of SCL and the Company shall use reasonable best efforts from the date hereof until the Closing Date to obtain the consent (the “SCL Debt Consent”) contemplated by Section 8.1(e). If SCL and the Company are unable to obtain the SCL Debt Consent each of SCL and the Company shall use reasonable best efforts to obtain alternative sources of financing with respect to the debt facility for which SCL and the Company were unable to obtain the SCL Debt Consent; provided that the terms of such alternative financing are no less favorable to SCL than the terms of the debt facility being replaced; and provided, further, that the terms of such alternative financing allow SCL to enter into the Transaction Documents and consummate the transactions contemplated thereby. Without limiting the foregoing, each of SCL and the Company shall, shall cause their employees and shall use reasonable best efforts to cause their Representatives to cooperate with each other (provided that such requested cooperation does not unreasonably interfere with the operations of SCL or its Subsidiaries) in connection with the obtaining of the SCL Debt Consent (and, if applicable, the obtaining of the alternative financing), including using reasonable best efforts to (i) cause appropriate officers and employees of SCL to be reasonably available, on a customary basis and upon reasonable advance notice, to meet with existing and prospective lenders in a reasonable number of meetings, presentations, due diligence sessions and sessions with ratings agencies, (ii) assist with the preparation of disclosure and marketing documents in connection therewith, (iii) cause SCL to execute and deliver any (and/or cause its Subsidiaries to execute and deliver) credit agreements (and/or credit agreement amendments), pledge and security documents (and/or pledge and security document amendments), other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of SCL with respect to solvency or other matters, (iv) furnish the financing sources as promptly as practicable with financial and other pertinent information regarding SCL as may be reasonably requested by the financing sources, (v) provide monthly financial statements (excluding footnotes) within the time frame, and to the extent, SCL prepares such financial statements, (vi) permit the existing and prospective lenders to evaluate SCL’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (vii) enter into one or more credit or other agreements or amendments (such credit agreements or amendments only to be effective upon the Closing) and (viii) take all corporate actions, subject to the occurrence of the Closing, to permit the consummation of the SCL Debt Consent (and, if applicable, the obtaining of the alternative financing).
     7.11 Publicity.
          (a) Except as and to the extent as may be required by Applicable Law, no Party hereto shall, either before or after the Closing, make, and shall direct their Representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible or completed transaction, as the case may be, between the Parties or any of the terms, conditions or other aspects of the transactions proposed in this Agreement or any of the other Transaction Documents without the prior written consent of the other Parties. Except as and to the extent as may be required by Applicable Law, each Party hereto shall not make any reference to the transactions contemplated by this Agreement and the other Transaction Documents in any of their respective marketing materials or other information made available to the general public; provided, that the Investor may disclose the terms provided herein and in the other Transaction Documents and the Closing to the extent required or customary under any agreement between the Investor and its equity owners, limited partners or other similar Persons of the Investor and its equity owners, as applicable who are subject to obligations of confidentiality and in confidential materials delivered to prospective investors, limited partners or other similar Persons of the Investor and its equity owners, as applicable who are subject to obligations of confidentiality, in each case in a manner consistent with Applicable Law and in a manner that would not subject any security of the Company to be subject to registration under the Securities Act.
          (b) Notwithstanding the terms of Section 7.11(a), if any Party hereto is required by Applicable Law to make any such disclosure, it must first provide notice to the other Parties to the extent practicable, reasonably in advance, which such notice shall describe the circumstances giving rise to the duty to disclose, the content of the proposed disclosure, the reasons, if known, that such disclosure is required by the Applicable Law and the time and place that the disclosure will be made, so that the other Parties hereto can review or comment upon any such proposed or compelled disclosure. Each Party hereto shall cooperate with the other Parties to obtain confidentiality agreements (other than those which are not reasonably attainable) or arrangements with respect to any legally mandated disclosure and in any event shall disclose only such information as is required by the Applicable Law when required to do so.
     7.12 Non-Solicitation.
          (a) For a period of two years following the Closing Date (the “Restricted Period”), SCL shall not, and shall cause its controlled Affiliates, officers, directors, employees, agents and representatives (other than the Company and its Subsidiaries, and their respective officers, directors, employees, agents and representatives) not to, directly or indirectly, induce or attempt to induce any executive officers or other key employees of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries or in any way interfere with the relationship between the Company or any of its Subsidiaries, on the one hand, and any executive officer or any other key employee of the Company or its Subsidiaries, on the other hand; provided, however, that the provisions of this Section 7.12(a) shall in no way prohibit general, publicly-made written solicitations of employment not specifically targeted towards the Company or any of its Subsidiaries or its or their respective executive officers or key employees.
          (b) During the Restricted Period, the Investor shall not, and shall cause its Affiliates (including Apollo), officers, directors, employees, agents and representatives (including the Company and its Subsidiaries and their respective officers, directors, employees, agents and representatives) not to, directly or indirectly, induce or attempt to induce any executive officers or other key employees of SCL or any of its Subsidiaries to leave the employ of SCL or any of its Subsidiaries or in any way interfere with the relationship between SCL or any of its Subsidiaries, on the one hand, and any executive officer or any other key employee of SCL or its Subsidiaries, on the other hand; provided, however, that the provisions of this Section 7.12(b) shall in no way prohibit general, publicly-made written solicitations of employment not specifically targeted towards SCL or any of its Subsidiaries or its or their respective executive officers or key employees. A breach of this Section 7.12(b) by Apollo shall be deemed a breach by the Investor.

     7.13 Future Co-operation of the Company and SCL. Following the Closing, it is the intention of the Parties that SCL and the Company continue their current policies and practices of close collaboration in support of their mutual efforts to develop their respective cruise line businesses, including providing assistance to each other in mutually-beneficial strategic initiatives, consultation, coordination, collaboration in shipbuilding and sharing of ship design and providing or assisting in obtaining any necessary consents and approval relating to such initiatives, shipbuilding or ship design; provided, that in no event shall the terms of this Section 7.13 obligate either SCL or the Company to engage in any such efforts if such efforts could reasonably be expected to have an adverse effect on the operation or prospects of such Party’s respective cruise line business.
ARTICLE VIII
CONDITIONS TO THE CLOSING
     8.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party hereto to effect the transactions contemplated by this Agreement at the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Governmental Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods (and any extension thereof) imposed by, any Governmental Authority, with the exception of any Non-Material Transaction Control Approvals, in connection with or applicable to the transactions contemplated by this Agreement and the other Transaction Documents shall have been filed, obtained or occurred, including any authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration or terminations of waiting periods (and any extension thereof) imposed or required by the HSR Act and other Competition Laws for consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
          (b) No Injunctions or Restraints. No court of competent jurisdiction or other Governmental Authority shall have issued any judgment or taken any other similar action, and no Applicable Law shall be in effect, enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
          (c) No Litigation. There shall not be pending any Proceeding by or before any Governmental Authority which would, if adversely determined, prevent or render unlawful the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
          (d) SCL Shareholder Approval. The SCL Shareholder Approval shall have been obtained in accordance with Applicable Law with respect to the entry of SCL and the Company into the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents.

          (e) Absence of Conflicts Under SCL Indebtedness. SCL shall have obtained the necessary consent under the Facility Agreement by and between SCL and the lenders thereto, dated December 18, 2006, waiving compliance with Sections 11.1.9, 11.4.1, 11.4.3(a), 11.4.5, 11.4.9, 13.1.11 and 13.1.19 for the purposes of entering into and consummating the transactions contemplated by the Transaction Documents.
          (f) Indenture. The Company shall have obtained a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing as contemplated by Section 3.8(3) of the Indenture, dated as of July 15, 2004, by and between the Company and JPMorgan Chase Bank, as trustee, related to the Company’s 10-5/8% Senior Notes due 2014 (the “Indenture”) with respect to one or more transactions contemplated by the Transaction Documents to the extent any such transactions would violate Section 3.8 of the Indenture if the Company were unable to so obtain such written opinion; provided that the condition set forth in this Section 8.1(f) shall be deemed satisfied in the absence of the receipt of the written opinion referred to above if alternatively the Company shall have received all consents necessary under the Indenture to consummate the transactions contemplated by the Transaction Documents.
          (g) Absence of Conflicts Under Company Indebtedness. The Company and its Subsidiaries shall have obtained all necessary consents and amendments from the relevant lenders and other Persons with regard to the indebtedness of the Company and its Subsidiaries described on Schedule 8.1(g) (the “Rollover Debt”) such that the Rollover Debt shall remain in full force and effect after the Closing and no default or event of default shall result from the consummation of the transactions contemplated by the Transaction Documents.
     8.2 Conditions to Obligations of the Investor. The obligations of the Investor to effect the transactions contemplated by this Agreement at the Closing are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties of the Company. The representations and warranties (x) of the Company contained in Section 4.1 (Organization), Section 4.2 (Authorization of the Transaction Documents; Capacity), Section 4.3 (Capitalization), Section 4.4 (Subsidiaries), Section 4.6(A) (No Conflicts) and Section 4.7 (No Consent or Approval Required) shall be true and correct and (y) the remaining representations and warranties of the Company contained in Article IV shall be true and correct (in each case read for purposes of this Section 8.2(a) without any materiality or Material Adverse Effect qualifications), in each case of clauses (x) and (y) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date or are made only as of the date of this Agreement in which case only as of such earlier date or as of the date of this Agreement, as the case may be), except, in the case of clause (y) only, where the failure of any such representations or warranties to be so true and correct would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Investor shall have received a certificate, dated as the Closing Date, signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Representations and Warranties of SCL. The representations and warranties (x) of SCL contained in Section 5.1 (Organization), Section 5.2 (Authorization of the Consent or Approval Required) and Section 5.5 (Ownership) shall be true and correct and (y) the remaining representations and warranties of SCL contained in Article V shall be true and correct (in each case read for purposes of this Section 8.2(b) without any materiality or Material Adverse Effect qualifications), in each case of clauses (x) and (y) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date or are made only as of the date of this Agreement in which case only as of such earlier date or as of the date of this Agreement, as the case may be), except, in the case of clause (y) only, where the failure of any such representations or warranties to be so true and correct would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Investor shall have received a certificate, dated as the Closing Date, signed on behalf of SCL by an executive officer of SCL to such effect.
          (c) Performance of Obligations of the Company and SCL. The Company and SCL shall have performed or complied in all material respects with each of the obligations, agreements or covenants required to be performed by it or them under this Agreement at or prior to the Closing Date, and the Investor shall have received a certificate with respect to performance by the Company, dated as the Closing Date, signed on behalf of the Company by an executive officer of the Company and a certificate with respect to performance by the SCL, dated as the Closing Date, signed on behalf of SCL by an executive officer of SCL to such effect.
          (d) Material Adverse Effect. Since the Balance Sheet Date, there shall not have been a Material Adverse Effect, and the Investor shall have received a certificate, dated as the Closing Date, signed on behalf of the Company by an executive officer of the Company and signed on behalf of SCL by an executive officer of SCL to such effect.
          (e) Corporate Documents. The Company shall have delivered to the Investor the Amended and Restated Incorporation Documents, with the memorandum of increase of authorized share capital of the Company certified by the Registrar of Companies in Bermuda, which shall have been duly and validly approved and adopted by the board of directors of the Company and SCL as the sole member of the Company, and the Investor shall have received a copy of such resolutions in form and substance satisfactory to the Investor.
          (f) Change of Control. There shall not have been a SCL Change of Control.
          (g) Opinion. The Investor shall have received a legal opinion dated as of the Closing Date from (i) Clifford Chance, in substantially the form attached hereto as Exhibit D and (ii) Cox Hallett Wilkinson, in substantially the form attached hereto as Exhibit E.
          (h) Condition and Status of Vessels. As of the Closing Date: (i) excepting Vessels in layup and the Vessel under construction, each of the Vessels shall be safely afloat and no Vessel shall have been involved in a casualty or incident which would result in or would be reasonably likely to lead to the Vessel being taken out of regular passenger cruise service for a period of more than ninety days; (ii) any Vessels in layup shall be safely afloat; and (iii) any Vessels under construction shall be safely afloat or in drydock and shall not have become a total loss or a constructive total loss. The Investor shall have received certificates in form and substance satisfactory to the Investor, dated the Closing Date and signed by an executive officer of the Company, confirming that the Vessels meet the requirements set forth in this Section 8.2(h).

     8.3 Conditions to Obligations of SCL. The obligations of SCL to effect the transactions contemplated by this Agreement at the Closing are further subject the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties of the Investor. The representations and warranties (x) of the Investor contained in Section 6.1 (Organization), Section 6.2 (Authorization of the Transaction Documents; Capacity), Section 6.3 (No Conflicts), Section 6.4 (No Consent or Approval Required) and Section 6.8 (Investment Experience) shall be true and correct and (y) the remaining representations and warranties of the Investor contained in Article VI shall be true and correct (in each case read for purposes of this Section 8.3(a) without any materiality qualifications), in each case of clauses (x) and (y) above, as of the date of this Agreement and as of the Closing Date as though made as of such date (unless such representations and warranties expressly relate to an earlier date or are made only as of the date of this Agreement in which case only as of such earlier date or as of the date of this Agreement, as the case may be), except, in the case of clause (y) only, where the failure of any such representations or warranties to be so true and correct would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents. SCL shall have received a certificate, dated as the Closing Date, signed on behalf of the Investor by an executive officer of the Investor to such effect.
          (b) Performance of Obligations of the Investor. The Investor shall have performed or complied in all material respects with each of the obligations, agreements or covenants required to be performed by it under this Agreement at or prior to the Closing Date (disregarding any qualifications of any such obligation, agreement or covenant relating to materiality), and SCL shall have received a certificate, dated as the Closing Date, signed on behalf of the Investor by an authorized person of the Investor to such effect.
          (c) Opinion. SCL shall have received a legal opinion dated as of the Closing Date from Conyers Dill & Pearman, in substantially the form attached hereto as Exhibit F.
ARTICLE IX
INDEMNITY PROVISIONS
     9.1 Survival. The representations and warranties of the Parties contained in this Agreement or any certificate delivered by or on behalf of the Company, SCL or the Investor at the Closing pursuant to this Agreement shall not survive the Closing, except that (i) the representations and warranties of the Company and any related certificate set forth in Sections 4.1 (Organization), 4.2 (Authorization of the Transaction Documents; Capacity), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.6 (No Conflicts), 4.7 (No Consent or Approval Required) and 4.9 (Undisclosed Liabilities) of this Agreement (collectively, the “Fundamental Company Representations”) shall survive the Closing until April 30, 2008, (ii) the representations and warranties of SCL and any related certificate set forth in Sections 5.1 (Organization), 5.2

(Authorization of the Transaction Documents; Capacity), 5.3 (No Conflicts), 5.4 (No Consent or Approval Required) and 5.5 (Ownership) of this Agreement (collectively, the “Fundamental SCL Representations”) shall survive the Closing until April 30, 2008, and (iii) the representations and warranties of the Investor and any related certificate set forth in Sections 6.1 (Organization), 6.2 (Authorization of the Transaction Documents; Capacity), 6.3 (No Conflicts), 6.4 (No Consent or Approval Required) and 6.8 (Investment Experience) of this Agreement (the “Fundamental Investor Representations”) shall survive the Closing until April 30, 2008. No claim for a breach of a representation or warranty may be made or brought by any Party hereto after the expiration of the applicable survival period. Each of the covenants of each of the Parties that requires performance after the Closing shall survive the Closing in accordance with its terms. The period of time that a particular representation or warranty or covenant survives the Closing pursuant to this Section 9.1 shall be the “Indemnity Period” with respect to such representation or warranty or covenant. No claim for breach of any representation or warranty or failure to perform any covenant may be asserted after the expiration of the Indemnity Period; provided that, (i) the written assertion prior to expiration of the Indemnity Period of any claim by a Party for indemnification hereunder with respect to the breach or alleged breach of any representation or warranty or the failure or alleged failure to perform any covenant or other obligation in accordance with this Article IX, shall survive until the final resolution of such claim, and (ii) any claims related to fraud or knowing and intentional breaches of this Agreement or any document or instrument executed and delivered in connection with this Agreement shall not be limited by an Indemnity Period.
     9.2 Indemnification of Investor Indemnified Parties. Subject to the provisions of this Article IX, from and after the Closing, the Investor and its Affiliates (other than the Company and its officers, directors, employees, managers, general partners, limited partners, principals, agents and other representatives) and its and their respective officers, directors, employees, managers, general partners, limited partners, principals, agents and other representatives (the “Investor Indemnified Parties”) shall be entitled to be indemnified, saved and held harmless, without duplication, (a) by SCL from all Losses (in the case of determining Losses relating to, and whether a breach has occurred of, the representations and warranties in Section 4.9 (Undisclosed Liabilities) only, without regard to any qualifications as to “materiality” or “Material Adverse Effect” contained therein) that the Investor Indemnified Parties or any of them incur arising from, or attributable to (i) the breach of any Fundamental Company Representation to the extent not waived in writing by the Investor; and (ii) the breach of any representation or warranty of the Company in this Agreement which constitutes a fraudulent or knowing and intentional misrepresentation, and (b) by SCL from all Losses that the Investor Indemnified Parties or any of them incur arising from, or attributable to (i) the breach of any Fundamental SCL Representation contained in Article V of this Agreement to the extent not waived in writing by the Investor; (ii) any breach of any covenant of SCL contained in this Agreement that is required to be performed after Closing to the extent not waived in writing by the Investor, and (iii) the breach of any representation or warranty of SCL in this Agreement which constitutes a fraudulent or knowing and intentional misrepresentation.

     9.3 Indemnification of SCL Indemnified Parties. Subject to the provisions of this Article IX, from and after the Closing, SCL and its Affiliates (other than the Company and its officers, directors, employees, managers, general partners, limited partners, principals, agents and other representatives) and its and their respective officers, directors, employees, managers, general partners, limited partners, principals, agents and other representatives (the “SCL Indemnified Parties”, and together with the Investor Indemnified Parties, the “Indemnified Parties”) shall be entitled to be indemnified, saved and held harmless by the Investor from all Losses that the SCL Indemnified Parties or any of them incur arising from, or attributable to (a) the breach of any Fundamental Investor Representation to the extent not waived in writing by SCL; (b) any breach of any covenant of the Investor contained in this Agreement that is required to be performed after Closing to the extent not waived in writing by SCL, and (c) the breach of any representation or warranty of the Investor in this Agreement which constitutes a fraudulent or knowing and intentional misrepresentation.
     9.4 Indemnification Procedures with Respect to Third Party Claims. Claims for indemnification under this Agreement by an Indemnified Party with respect to third party claims shall be asserted and resolved as follows:
          (a) An Indemnified Party claiming indemnification under this Agreement with respect to any claims asserted against the Company or such Indemnified Party by a third party (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement shall promptly, and, in any event, within thirty (30) days after the receipt by such Indemnified Party of notice of such Third Party Claim (i) notify the Indemnifying Party of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of the Third Party Claim, which shall include (if then known) the amount or method of computation of the amount due of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based (“Claim Notice”), a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to provide such Claim Notice shall not affect the Indemnified Party’s right to indemnification hereunder, except to the extent the Indemnifying Party demonstrates actual prejudice as a result of such failure.
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether or not such claim is an indemnifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, which counsel shall be reasonably acceptable to the Indemnified Party, by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Article IX. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any settlement agreement, effect any settlement or compromise of, or consent to the entry of judgment with respect to any Third Party Claim, without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party, agree, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. Such cooperation shall include (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or otherwise with respect to such Third Party Claim. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Article IX, and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) Notwithstanding anything contained herein to the contrary, if the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b) but fails to diligently defend or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, and be reimbursed for their reasonable costs and expenses incurred in connection, with the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings pursuant to the immediately preceding sentence; provided, however, that neither the Indemnified Party may enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party and pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Notwithstanding the foregoing, if in the good faith, reasonable opinion of the Indemnified Party after consultation with counsel, a Third Party Claim against an Indemnified Party (i) involves an issue or matter which would reasonably be expected, if adversely determined, to materially and adversely affect such Indemnified Party, the Company, or any of their respective Affiliates (other than SCL and its Subsidiaries), other than as a result of monetary damages, or (ii) involves a claim that the Indemnifying Party could not control without there being a material conflict of interest (as determined in good faith after consultation with counsel), then the Indemnified Party shall have the right to control the defense or settlement of any such Third Party Claim. If the Indemnified Party shall elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim or demand at the sole cost of the Indemnifying Party. If a matter of the type described in Section 9.4(d)(i) can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
     9.5 Liability. Notwithstanding anything to the contrary in this Agreement:
          (a) Any indemnity payment made under this Agreement shall be treated by the Parties hereto as an adjustment to the Subscription Price for Tax purposes, and the Parties agree to report such payments consistent therewith. Notwithstanding the preceding sentence, (i) to the extent any payments pursuant to this Article IX shall be treated by any Taxing authorities as income to the Indemnified Party receiving the indemnification payment, and not as an adjustment to the Subscription Price for Tax purposes, then any indemnification payment shall be increased as necessary so that the Indemnified Party shall have received from the

           Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss, and (ii) (a) any indemnification payment under this Agreement shall be reduced by any Tax Benefit inuring to the Indemnified Party as a result of the Loss giving rise to such indemnity payment and (b) if the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it, such Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party.
          (b) From and after the Closing, the sole and exclusive monetary remedy of each Investor Indemnified Party and each SCL Indemnified Party as against any Person, with respect to all Losses pursuant to Sections 9.2 or 9.3, as the case may be (other than claims of, or causes of action arising from, fraud or a knowing and intentional breach), shall be pursuant to the indemnification provisions set forth in this Article IX.
          (c) Notwithstanding anything in this Agreement to the contrary, with respect to SCL’s obligation to indemnify the Investor Indemnified Parties for any Losses arising from a breach of any representation or warranty made in Section 4.9 (No Undisclosed Liabilities), SCL shall be obligated to indemnify the Investor Indemnified Parties for any such Losses only to the extent such breach existed as of the date of this Agreement and the Company had actual knowledge of such breach (“knowledge” for the purposes of this Section 9.5(c) being defined as the actual knowledge of the Persons set forth on Schedule 1.1(a) after due inquiry) as of the date of this Agreement, and provided that, in the absence of any fraudulent or knowing and intentional misrepresentation, SCL’s maximum Liability for such Losses shall not exceed $20 million either individually or in the aggregate.
     9.6 Notice of an Indemnity Claim. An Indemnified Party may, in good faith, give one or more written notices at any time and from time to time (an “Indemnity Claim Notice”) to the Indemnifying Party stating that it has made a claim for indemnification under this Agreement (an “Indemnity Claim”) and specifying the Indemnified Amount if known, and, if not known, such Party’s reasonable good faith estimate of the amount of the Loss thereunder, and stating in reasonable detail the nature of, and factual and legal basis for, any such Indemnity Claim, and the specific provisions of this Agreement in relation to which such Indemnity Claim is made. In addition, any Indemnity Claim Notice given by the Investor shall specify by which method as set forth in Section 9.7 the Investor requires the Loss to be satisfied by. The date of delivery of such Indemnity Claim Notice to the Indemnifying Party is hereinafter referred to as the “Notice Date.”
     9.7 Satisfaction of Indemnity Obligations by SCL. With respect to SCL’s indemnification obligations under this Agreement, the Investor agrees that, in lieu of paying in cash the amount set forth in any invoice, order, claim or other demand (“Indemnified Amount”) for payment for Losses submitted to or received by the Investor Indemnified Parties by wire transfer of immediately available funds (the “Cash Payment Option”), SCL may elect in its sole discretion to have all or a portion of the indemnity obligation of SCL deemed satisfied by having the Company issue to the Investor additional Ordinary Shares (the “Indemnity Shares Option”) in accordance with Section 9.8 below.

     9.8 Indemnity Shares Option. Where SCL has elected to have an Indemnified Amount satisfied pursuant to the Indemnity Shares Option:
          (a) the Parties shall promptly do all things necessary to allow a sufficient number of such Ordinary Shares to be authorized by the Company in order to permit the Company to issue a sufficient number of additional Ordinary Shares to the Investor pursuant to the terms of the Indemnity Shares Option;
          (b) the number of Ordinary Shares to be issued to the Investor shall be the Indemnified Amount divided by the lower of (i) the Per Share Subscription Price, and (ii) the fair market value of outstanding Ordinary Shares on a per share basis as at the date of issuance as determined by an independent and nationally recognized financial institution agreed upon by the Parties. Any fraction shall be rounded up to the nearest whole;
          (c) the Investor shall pay the minimum value required by Applicable Law for the Ordinary Shares to be issued on a fully paid and non-assessable basis; and
          (d) the Company shall deliver to the Investor a share certificate representing the additional Ordinary Shares issued to the Investor pursuant to this Section 9.8.
ARTICLE X
TERMINATION
     10.1 Termination. This Agreement may be terminated:
          (a) at any time prior to the Closing Date by mutual written consent of the Investor and SCL by action of their respective board of directors;
          (b) by either the Investor or SCL by written notice to the other Parties, if the Closing has not taken place on or before January 31, 2008 (the “Expiration Date”), or such later date as the Investor, the Company and SCL may agree to in writing if the Closing of the transactions contemplated by this Agreement shall not have been consummated by the initial Expiration Date; provided, however, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article VIII, shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b);
          (c) by the Investor, by written notice to the other Parties, if there shall have been a breach of any of the covenants, agreements, representations or warranties set forth in this Agreement on the part of SCL or the Company which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Closing, the failure of any of the conditions set forth in Sections 8.1 or 8.2 and such breach shall not have been cured or waived by the non-terminating Parties within forty-five (45) Business Days of notice thereof from the terminating Party (or, if earlier, by the Expiration Date), unless the Investor is then in breach of any of its covenants or agreements or representations and warranties contained in this Agreement such that any of the conditions set forth in Sections 8.1 or 8.3 would not be satisfied;
          (d) by SCL, by written notice to the Investor, if there shall have been a breach of any of the covenants, agreements, representations or warranties set forth in this Agreement on the part of the Investor which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Closing, the failure of any of the conditions set forth in Sections

8.1 or 8.3, and such breach shall not have been cured by the Investor or waived by SCL within forty-five (45) Business Days of notice thereof from the terminating Party (or, if earlier, by the Expiration Date), unless either SCL or the Company is then in breach of any of its covenants or agreements or representations and warranties contained in this Agreement such that any of the conditions set forth in Sections 8.1 or 8.2 would not be satisfied; or
          (e) by either the Investor or SCL by written notice to the other Parties, if, at the SCL Shareholder Meeting (including any adjournment or postponement thereof), the SCL Shareholder Approval shall not have been obtained upon a vote taken thereon; provided, however, that any Party that has breached this Agreement or the other Transaction Documents, which breach has resulted in the failure of the SCL Shareholder Approval to be obtained, shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e).
     10.2 Effect of Termination. In the event of termination by the Investor or SCL pursuant to this Article X, written notice thereof shall promptly be given to the other Parties and the transactions contemplated by this Agreement and the other Transaction Documents shall be terminated without further action by either Party. If the transactions contemplated by this Agreement are terminated as provided herein:
          (a) each of the Parties shall return to the other Parties or destroy all documents and other materials received from those other Parties, their Affiliates or their Representatives (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and
          (b) if this Agreement is terminated as provided in this Article X, this Agreement and the other Transaction Documents shall become null and void and of no further force or effect (except as otherwise provided in this Article X); provided, that the provisions of this Section 10.2 (Effect of Termination) and Sections 7.7 (Confidentiality), 7.11 (Publicity), 11.1 (Expenses), 11.3 (Notices), 11.6 (Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial), 11.7 (No Third Party Beneficiaries), 11.8 (Counterparts), 11.9 (Severability of Provisions) and 11.11 (Assignments; Successors and Assigns) shall survive any termination hereof. Nothing in this Article X shall be deemed to release, or limit the Liabilities of, any Party from any Liability for fraud or any knowing and intentional and material breach by such Party of any representation, warranty or covenant contained in this Agreement.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     11.1 Expenses. If the transactions contemplated by this Agreement upon the Closing are consummated, the Company Transaction Expenses shall be paid in accordance with the terms of Section 2.3. For the avoidance of doubt, in the event that the Closing Date transaction fee payable to either (i) an Affiliate of the Investor or (ii) SCL or an Affiliate thereof exceeds, in either case, an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its M&A advisory fee, such excess amount shall be paid, with respect to (i), by SCL, or with respect to (ii), by the Investor. If the transactions contemplated by this Agreement upon the Closing are not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
     11.2 Amendments; Waivers. This Agreement may be amended or modified only by a written instrument executed by the Company, the Investor and SCL. Any of the terms and conditions of this Agreement may be waived, but only by a written instrument executed by the Parties granting such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such instrument and shall in no way impair the rights of the Parties granting such waiver in any other respect or at any other time.
     11.3 Notices.
          (a) All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (or similar electronic means with a copy by nationally-recognized overnight courier) or sent by nationally-recognized overnight courier addressed to such Party at the address set forth below or at such other address as may hereafter be designated in writing by such Party to the other Parties.

(i)	If, to the Company:

NCL Corporation Ltd.
7665 Corporate Center Drive
Miami, FL 33126
	Attention:	Mark Warren
	Telephone:	(305) 436-4095
	Facsimile:	(305) 436-4117

and, prior to the Closing, with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
	Attention:	Daniel S. Sternberg
	Telephone:	(212) 225-2630
	Facsimile:	(212) 225-3999

and, after the Closing, with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
	Attention:	Douglas A. Ryder
	Telephone:	(212) 728-5973
	Facsimile:	(212) 326-2061

(ii)	If, to SCL:

Star Cruises Limited
Suite 1501
5 Canton Road, Tsimshatsui
Kowloon, Hong Kong
	Attention:	Louisa Tam
	Telephone:	(852)-2378-2963
	Facsimile:	(852)-2268-5463

and, with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
	Attention:	Daniel S. Sternberg
	Telephone:	(212) 225-2630
	Facsimile:	(212) 225-3999

(iii)	If, to the Investor:

NCL Investment Ltd.
c/o Apollo Management VI, LP
9 West 57th Street, 43rd Floor
NY, NY 10019
	Attention:	Steven Martinez
	Telephone:	(212) 515-3200
	Facsimile:	(212) 515-3288

and, with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention:	Douglas A. Ryder
Telephone:	(212) 728-5973
Facsimile:	(212) 326-2061
          (b) All such notices, requests, consents and other communications shall be deemed to have been delivered and received: (i) in the case of personal delivery or delivery by facsimile, on the date of such delivery (and, if such date is not a Business Day, then on the next Business Day); and (ii) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch.
     11.4 No Conflicting Agreements. No Party hereto shall enter into any agreements or arrangements of any kind with any Person on terms that conflict with the provisions of this Agreement or the other Transaction Documents (whether or not such agreements or arrangements are with the Company, SCL or the Investor or with Persons that are not a Party to this Agreement).
     11.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect to such subject matter, and any term sheets or letters of intent provided by any Party. The Parties hereto represent and warrant that there are no other agreements or understandings, written or oral, regarding any of the subject matter hereof other than as set forth herein and in the Confidentiality Agreement and the other Transaction Documents, and covenant not to enter into any such agreements or understandings after the date hereof, except pursuant to an amendment, modification or waiver of the provisions, or the terms of, this Agreement, the Confidentiality Agreement or the applicable Transaction Document, as applicable.
     11.6 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.
          (a) EXCEPT AS SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK EXCLUDING THE CONFLICT OF LAW RULES OR PRINCIPLES THAT COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ALL MATTERS WHICH ARE THE SUBJECT OF THIS AGREEMENT RELATING TO MATTERS OF INTERNAL GOVERNANCE OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT COULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN BERMUDA TO BE APPLIED.

          (b) Any dispute, controversy or claim arising under, out of, or in connection with or in relation to this Agreement, (including but not limited to any question regarding its existence, validity, interpretation, enforceability, breach or termination) shall be finally determined and settled by arbitration in accordance with the applicable rules of the American Arbitration Association (“AAA”), which rules are deemed to be incorporated by reference into this Section 11.6 and as may be amended by the rest of this Section 11.6. The Tribunal shall consist of three arbitrators. Each of the claimant and respondent shall have the right to appoint an arbitrator and the third, who shall be Chairman of the Tribunal, shall be appointed by the two party-appointed arbitrators. It is hereby expressly agreed that if there is more than one claimant party and/or more than one respondent party, that the claimant parties shall together appoint one arbitrator and the respondent parties shall together appoint one arbitrator. The seat of the arbitration shall be New York and the language of the arbitration shall be English. Within 20 days of the conclusion of the arbitration hearing, the Tribunal shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the Tribunal shall be valid, binding and final from the day it is made and not capable of appeal; provided, however, that the Parties hereto agree that the Tribunal shall not be empowered to award punitive damages against any Party participating in such arbitration. The Tribunal shall have sole power to take whatever interim measures it deems necessary, including without limitation injunctive relief, specific performance and other equitable relief. Judgment upon the award rendered by the Tribunal may be entered in any court having jurisdiction thereof. If an arbitration is commenced pursuant to this Section 11.6 and to the extent permitted by law, the arbitrators’ fees and expenses will be borne equally by each Party participating in such arbitration proceeding, and each Party shall pay its own attorney’s fees and expenses, regardless of whether in the opinion of the Tribunal there is a prevailing party.
          (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     11.7 No Third Party Beneficiaries. Except as set forth in Article IX, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the Parties to this Agreement. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective Parties hereto.
     11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement. Facsimile counterpart signatures to this Agreement shall be binding and enforceable.
     11.9 Severability of Provisions. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     11.10 Remedies. Each of Parties acknowledges and agrees that in the event any other Party fails to perform, observe or discharge any obligations or Liabilities under this Agreement (other than the funding obligations of the Investor as set forth in Article II), monetary damages will not provide adequate relief and agrees that the non-breaching Party shall be entitled to specific performance and/or temporary and permanent injunctive relief in any such case (in addition to monetary damages) without the necessity of proving actual damages.
     11.11 Assignments; Successors and Assigns. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that notwithstanding the foregoing, the Investor may assign this Agreement or any rights or obligations hereunder to any Affiliate of the Investor, but no such assignment shall relieve the Investor of its obligations hereunder. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective Parties hereto.
     11.12 Disclosure. Any matter set forth in any section of the Company Disclosure Schedule, the SCL Disclosure Schedule and the Investor Disclosure Schedule shall be deemed to be set forth in all other sections of the Company Disclosure Schedule, the SCL Disclosure Schedule and the Investor Disclosure Schedule, respectively, to the extent the applicability of such disclosure to the corresponding representation and warranty in this Agreement is reasonably apparent on its face. The inclusion of any information (including dollar amounts) in any section of the Company Disclosure Schedule, the SCL Disclosure Schedule or the Investor Disclosure Schedule shall not be deemed to be an admission or acknowledgement that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Company Disclosure Schedule, the SCL Disclosure Schedule and the Investor Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be reflected in the Company Disclosure Schedule, the SCL Disclosure Schedule and the Investor Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Applicable Law or breach of Contract).
     11.13 Rights Under Shareholders’ Agreement. For purposes of this Agreement, no representation, warranty, covenant or condition in this Agreement (including without limitation the representations and warranties set forth in Article IV and Article V and the conditions set forth in Article VIII) shall be deemed to be inaccurate or breached or not satisfied by the Company or SCL, as the case may be, (i) to the extent that any Governmental Authority, Applicable Law, Contract or Permit requires any consent, waiver, approval, authorization, declaration, filing or other action (including without limitation any approval of any holder of equity interests in SCL) to be obtained or taken not having been so obtained or taken (whether by SCL, the Company or any other Person) in order for SCL, acting solely in its capacity as a shareholder of the Company, to exercise or not to exercise any of its rights under the Shareholders’ Agreement (it being acknowledged and agreed by the Parties that the terms of this Section 11.13(i) shall in no event be deemed to qualify, modify or otherwise amend any representation, warranty, covenant or condition of this Agreement as any such provision relates to the ability of the Company or SCL to comply with any of its obligations under any Transaction Documents or any rights of the Company under any Transaction Document), or (ii) to the extent that, in the event that the Proposed Drag-Along Purchaser (as defined in the Shareholders’ Agreement) is a “connected person” (as defined in the Listing Rules) of SCL, any affirmative vote or approval of the shareholders of SCL other than such “connected person” and its “associates” (as defined in the Listing Rules) as may be required by the Listing Rules.
* * * * *

     IN WITNESS WHEREOF, the undersigned have duly executed this Subscription Agreement as of the date first written above.

THE COMPANY: NCL CORPORATION LTD.
By:	/s/ David Colin Sinclair Veitch
	Name:	David Colin Sinclair Veitch
	Title:	Deputy Chairman, President and CEO

SCL: STAR CRUISES LIMITED
By:	/s/ David Chua Ming Huat
	Name:	David Chua Ming Huat
	Title:	President

[Signature Page to Subscription Agreement]

INVESTOR: NCL INVESTMENT LTD.
By:	/s/ Steven Martinez
	Name:	Steven Martinez
	Title:	Authorized Person

[Signature Page to Subscription Agreement]

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